Exhibit 99.1

Item 15(a)

1.	Financial Statements

The following statements are filed as part of this report:

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Salix Pharmaceuticals, Ltd.

We have audited Salix Pharmaceuticals, Ltd internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). Salix Pharmaceuticals, Ltd.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting appearing in Item 9A. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses have been identified and included in management’s assessment. Management has identified material weaknesses in controls related to product returns and communications between trade relations and accounting/finance to record agreed-upon returns by trade personnel; controls for the recognition of revenue for sales to customers with FOB Destination shipping terms; controls to comply with established policies and procedures to obtain, evaluate, review, and approve agreements with customers; and controls around the classification of balances within the consolidated financial statements. We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Salix Pharmaceuticals, Ltd. as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2014 of Salix Pharmaceuticals, Ltd. and our report dated March 2, 2015 expressed an unqualified opinion thereon. These material weaknesses were considered in determining the nature, timing and extent of audit tests applied in our audit of the 2014 financial statements, and this report does not affect our report dated March 2, 2015, which expressed an unqualified opinion on those financial statements.

In our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, Salix Pharmaceuticals, Ltd. has not maintained effective internal control over financial reporting as of December 31, 2014, based on the COSO criteria.

/s/ Ernst & Young LLP

Raleigh, North Carolina

March 2, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Salix Pharmaceuticals, Ltd.

We have audited the accompanying consolidated balance sheets of Salix Pharmaceuticals, Ltd. as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Salix Pharmaceuticals, Ltd. at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Salix Pharmaceuticals, Ltd.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated March 2, 2015 expressed an adverse opinion thereon.

/s/ Ernst & Young LLP

Raleigh, North Carolina

March 2, 2015

SALIX PHARMACEUTICALS, LTD.

Consolidated Balance Sheets

	December 31,
	2014	2013
	(U.S. dollars, in thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$499,339	$1,157,850
Restricted cash	—	750,000
Accounts receivable, net	42,518	133,581
Inventory	175,157	104,209
Deferred tax assets	207,679	85,788
Prepaid expenses and other current assets	81,266	51,241

Total current assets	1,005,959	2,282,669
Property and equipment, net	34,916	27,312
Goodwill	1,349,083	180,909
Product rights and intangibles, net	1,633,124	397,510
Other assets	94,261	37,551

Total assets	$4,117,343	$2,925,951
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,645	$32,632
Accrued liabilities	179,203	96,909
Income taxes payable	—	34,820
Reserve for product returns, rebates, chargebacks, and patient-focused promotional programs	269,375	252,829
Current portion of convertible senior notes	921,052	—
Current portion of Term Loan B credit facility	60,000	—
Current portion of capital lease obligations	—	47

Total current liabilities	1,475,275	417,237
Long-term liabilities:
Convertible senior notes	—	882,050
Lease incentive obligation	9,134	8,610
Term Loan B credit facility	1,080,000	—
2021 senior notes	750,000	750,000
Acquisition-related contingent consideration	151,251	87,300
Deferred tax liabilities	284,516	42,446
Other long-term liabilities	15,316	9,665

Total long-term liabilities	2,290,217	1,780,071
Unamortized debt discount due on conversion of senior notes	113,608	—
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, issuable in series, none outstanding	—	—
Common stock, $0.001 par value; 300,000,000 shares authorized, 63,826,685 and 62,937,966 shares issued and outstanding at December 31, 2014 and 2013, respectively	64	63
Additional paid-in-capital	595,063	667,428
Accumulated other comprehensive income (loss)	(1,404)	1,721
Retained earnings (deficit)	(355,480)	59,431

Total stockholders’ equity	238,243	728,643

Total liabilities and stockholders’ equity	$4,117,343	$2,925,951

The accompanying notes are an integral part of these consolidated financial statements.

SALIX PHARMACEUTICALS, LTD.

Consolidated Statements of Comprehensive Income

	Year Ended December 31,
	2014	2013	2012
	(U.S. dollars, in thousands, except per share data)
Revenues:
Net product revenues	$1,133,542	$913,781	$735,444

Costs and expenses:
Cost of products sold (excluding $216,102, $44,744 and $45,351 in amortization of product rights and intangible assets for the years ended December 31, 2014, 2013 and 2012, respectively)	337,836	177,776	124,597
Amortization of product rights and intangible assets	216,102	44,744	45,351
Intangible impairment charges	162,347	—	41,600
Research and development	170,289	112,791	84,963
Selling, general and administrative	660,114	342,359	296,458
Change in acquisition-related contingent consideration	76,951	(16,200)	(29,598)

Total costs and expenses	1,623,639	661,470	563,371

Income (loss) from operations	(490,097)	252,311	172,073
Loss on extinguishment of debt	—	—	(15,580)
Interest expense	(170,782)	(62,026)	(55,518)
Interest and other income (expense)	(2,705)	2,003	10,853

Income (loss) before provision for income tax	(663,584)	192,288	111,828
Income tax (expense) benefit	248,673	(61,477)	(47,582)

Net income (loss)	$(414,911)	$130,811	$64,246

Net income (loss) per share, basic	$(6.53)	$2.12	$1.09

Net income (loss) per share, diluted	$(6.53)	$1.99	$1.01

Shares used in computing net income (loss) per share, basic	63,549	61,792	58,747

Shares used in computing net income per (loss) share, diluted	63,549	65,692	63,699

Comprehensive income (loss)	$(418,035)	$132,076	$64,813

The accompanying notes are an integral part of these consolidated financial statements.

SALIX PHARMACEUTICALS, LTD.

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-in-	Accumulated Other Comprehensive	Retained Earnings	Total Stockholders’
	Shares	Amount	capital	Income (Loss)	(Deficit)	Equity
	(U.S. dollars, in thousands, except share amounts)
Balance at December 31, 2011	59,205,259	$59	$685,315	(111)	$(135,626)	$549,637
Issuance of common stock upon exercise of stock options	850,204	1	8,531	—	—	8,532
Payments related to net settlement of stock-based awards	—	—	(2,926)	—	—	(2,926)
Issuance of common stock upon vesting of restricted stock	536,981	—	—	—	—	—
Income tax benefit from non-qualified stock option exercises	—	—	10,971	—	—	10,971
Foreign translation adjustments	—	—	—	567	—	567
Issuance of convertible debt, net of tax	—	—	92,153	—	—	92,153
Sale of warrants	—	—	98,994	—	—	98,994
Purchase of convertible note hedge, net of tax			(98,702)			(98,702)
Repurchase of common stock	(1,534,800)	(1)	(74,821)	—	—	(74,822)
Compensation expense related to restricted stock awards	—	—	21,202	—	—	21,202
Extinguishment of 2028 Notes	—	—	(184,507)	—	—	(184,507)
Issuance of common stock upon conversion of 2028 Notes	1,860,747	2	75,154	—	—	75,156
Net income	—	—	—	—	64,246	64,246

Balance at December 31, 2012	60,918,391	61	631,364	456	(71,380)	560,501
Issuance of common stock upon exercise of stock options	263,754	—	4,218	—	—	4,218
Payments related to net settlement of stock-based awards	—	—	(4,037)	—	—	(4,037)
Issuance of common stock upon vesting of restricted stock	585,238	1	(1)	—	—	—
Income tax benefit from non-qualified stock option exercises	—	—	9,731	—	—	9,731
Foreign translation adjustments	—	—	—	1,265	—	1,265
Compensation expense related to restricted stock awards	—	—	26,154	—	—	26,154
Issuance of common stock upon conversion of 2028 Notes	1,170,583	1	(1)	—	—	—
Net income	—	—	—	—	130,811	130,811

Balance at December 31, 2013	62,937,966	63	667,428	1,721	59,431	728,643
Issuance of common stock upon exercise of stock options	388,777	1	7,118	—	—	7,119
Payments related to net settlement of stock-based awards	—	—	(7,329)	—	—	(7,329)
Issuance of common stock upon vesting of restricted stock	498,425	—	—	—	—	—
Income tax benefit from non-qualified stock option exercises	—	—	—	—	—	—
Foreign translation adjustments	—	—	—	(3,125)	—	(3,125)
Compensation expense related to restricted stock awards	—	—	41,454	—	—	41,454
Issuance of common stock upon redemptions of Convertible Notes	1,517	—	—	—	—	—
Reclassification of unamortized debt discount due on conversion of senior notes	—	—	(113,608)	—	—	(113,608)
Net income	—	—	—	—	(414,911)	(414,911)

Balance at December 31, 2014	63,826,685	$64	$595,063	(1,404)	$(355,480)	$238,243

Other comprehensive income is composed entirely of adjustments resulting from the translation of the financial statements of the Company’s foreign subsidiary into U.S. dollars.

The accompanying notes are an integral part of these consolidated financial statements.

SALIX PHARMACEUTICALS, LTD.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2014	2013	2012
	(U.S. dollars, in thousands)
Cash Flows from Operating Activities
Net income (loss)	$(414,911)	$130,811	$64,246
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on disposal of property and equipment	1,053	113	233
Depreciation and amortization	226,272	52,133	52,150
Intangible impairment charge	162,347	—	41,600
Amortization of debt discount	39,307	37,341	31,655
Loss on extinguishment of debt	35	—	12,842
Gain on adjustment of put option to fair market value	—	—	(9,325)
Stock-based compensation expense	41,454	26,154	21,202
Deferred income taxes	(242,952)	(50,547)	(7,460)
Change in acquisition-related contingent consideration	76,951	(16,200)	(29,598)
Changes in operating assets and liabilities:
Accounts receivable, inventory, prepaid expenses and other assets	107,434	89,857	(154,696)
Accounts payable, accrued and other liabilities	31,505	33,555	22,431

Reserve for product returns, rebates and chargebacks	(24,345)	112,638	42,312

Net cash provided by operating activities	4,150	415,855	87,592
Cash Flows from Investing Activities
Purchases of property and equipment	(17,762)	(6,936)	(5,370)
Sale of short-term investments	44,867	—	—
Business acquisitions, net of cash and cash equivalents acquired	(2,472,203)	—	(10,000)

Net cash used by investing activities	(2,445,098)	(6,936)	(15,370)
Cash Flows from Financing Activities
Proceeds from senior notes	750,000	—	—
Proceeds from Term Loan B credit facility	1,200,000	—	—
Proceeds from convertible senior note offering	—	—	690,000
Debt issuance costs	(65,839)	—	(21,159)
Principal payments on Term Loan B credit facility	(60,000)	—	—
Payments of contingent consideration	(40,000)	—	—
Purchase of call options	—	—	(166,980)
Proceeds from sale of warrants	—	—	98,994
Repurchase of common stock	—	—	(74,822)
Extinguishment of 2028 convertible senior notes	—	—	(156,851)
Extinguishment of 2015 convertible senior notes	(340)	(12,500)	—
Principal payments on capital lease obligations	—	—	(138)
Excess tax benefit from stock-based compensation	—	9,731	10,971
Payments related to net settlement of stock-based awards	(7,329)	(4,037)	(2,926)
Proceeds from issuance of common stock upon exercise of stock awards	7,119	4,218	8,532

Net cash provided (used) by financing activities	1,783,611	(2,588)	385,621
Effect of exchange rate changes on cash	(1,174)	513	349

Net (decrease) increase in cash and cash equivalents	(658,511)	406,844	458,192
Cash and cash equivalents at beginning of year	1,157,850	751,006	292,814

Cash and cash equivalents at end of year	$499,339	$1,157,850	$751,006

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$56,791	$87,311	$33,811

Cash paid for interest	$95,809	$20,525	$17,239

Acquisition-related contingent consideration	$151,251	$87,300	$103,500

The accompanying notes are an integral part of these consolidated financial statements.

(1) ORGANIZATION AND BASIS OF PRESENTATION

Salix Pharmaceuticals, Ltd., a Delaware corporation (“Salix” or the “Company”), is a specialty pharmaceutical company dedicated to acquiring, developing and commercializing prescription drugs and medical devices used in the treatment of a variety of gastrointestinal diseases, which are those affecting the digestive tract.

These consolidated financial statements are stated in U.S. dollars and are prepared under accounting principles generally accepted in the United States. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements include all adjustments that, in the opinion of management, are necessary for a fair presentation of financial position, results of operations, and cash flows.

(2) BUSINESS COMBINATON

On January 2, 2014, the Company completed a tender offer for all outstanding shares of common stock, par value $0.0001 per share, including the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.0001 per share, of Santarus, Inc., or Santarus, at a purchase price of $32.00 per share. Following the tender offer, Salix completed the acquisition of Santarus through a merger under Section 251(h) of the Delaware General Corporation Law. The aggregate consideration for the acquisition of Santarus was approximately $2.7 billion. The Company financed the acquisition and transaction costs through a combination of (i) the term loan facility in the principal amount of $1.2 billion, or the Term Loan B Credit Facility, (ii) the net proceeds from the Company’s issuance of $750.0 million of 6.00% senior notes due 2021, or the 2021 Notes and (iii) cash on hand of approximately $848.1 million.

Among the reasons the Company acquired Santarus and the factors that contributed to the recognition of goodwill are the Company’s belief that the transaction will strengthen the Company’s position as a leader in the gastroenterology pharmaceuticals space in the United States, offering a complementary portfolio of well-known and profitable drugs, and will allow the Company to expand the size and reach of its sales force. The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the tangible assets and identifiable intangible assets acquired and liabilities assumed were recorded at fair value as of the date of acquisition, with the remaining purchase price recorded as goodwill.

The Company is amending its purchase price allocation as of the acquisition date to reflect certain measurement period adjustments through the fourth quarter 2014 as further described below.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

($ in thousands)	January 2, 2014
Total consideration	$2,671,212
Tangible assets acquired and liabilities assumed:
Cash and cash equivalents	171,259
Restricted cash	750
Investments	44,867
Account receivables, net	50,634
Inventory	49,498
Current deferred tax assets	146,670
Prepaid expenses and other current assets	7,353
Property and equipment, net	1,064
Other assets acquired	731
Accounts payable	(11,142)
Accrued expenses	(20,203)
Reserve for product returns, rebates and chargebacks	(40,892)
Long-term deferred tax liability	(509,801)
Other long-term liabilities	(3,762)

Total tangible assets acquired and liabilities assumed	(112,974)
Intangible assets acquired:
Currently marketed products (CMPs)	1,489,000
In-process research & development products (IPR&D)	83,000
Contractual agreements	44,000

Total intangible assets acquired	1,616,000

Total tangible and intangible assets acquired and liabilities assumed	1,503,026

Goodwill	$1,168,186

Goodwill was calculated as the difference between the fair value of the consideration transferred and the fair values of the assets acquired and liabilities assumed. Consideration transferred included $27 million of acquisition-related contingent consideration. The Company reviews the fair value of contingent consideration quarterly or whenever events or changes in circumstances occur that indicate there has been a change in the fair value as described in Note 8. The goodwill is not expected to be deductible for income tax purposes. Goodwill was recorded as an indefinite-lived asset and is not being amortized but is tested for impairment on an annual basis or when indications of impairment exist. The measurement period adjustments relate to a change in the valuation of the Uceris and Zegerid currently marketed products, differences between estimated and actual prepaid, accounts payable and accrued expenses and other current assets and liabilities, and tax adjustments associated with the acquisition of Santarus.

Inventories

The fair value of inventories acquired included a step-up in the value of inventories of $37.3 million, all of which has been recognized as a component of cost of sales in the year ended December 31, 2014 as the inventory acquired on January 2, 2014 was sold to the Company’s customers.

IPR&D and Intangible Assets

IPR&D intangible assets represent the value assigned to acquired R&D projects that, as of the acquisition date, had not established technological feasibility and had no alternative future use. The IPR&D intangible assets are capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of each project and launch of the product, the Company will make a separate determination of the estimated useful life of the IPR&D intangible asset and the related amortization will be recorded as an expense over the estimated useful life. Intangible assets represent CMPs and as of the acquisition-date had an estimated weighted average useful life of 15.4 years.

The estimated fair value of the IPR&D and identifiable intangible assets was determined using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset is expected to generate over its remaining useful life. Some of the more significant assumptions inherent in the development of those asset valuations include the estimated net cash flows for each year for each asset or product (including net revenues, cost of sales, R&D costs, selling and marketing costs and working capital/asset contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, the potential regulatory and commercial success risks, competitive trends impacting the asset and each cash flow stream as well as other factors. The discount rates used to arrive at the present value at the acquisition date of CMPs ranged from 9.0% to 9.5% and for IPR&D ranged from 10.0% to 11.0%, to reflect the internal rate of return and incremental commercial uncertainty in the cash flow projections. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will remain unchanged. For these and other reasons, actual results may vary significantly from estimated results.

See table in Pro Forma Financial Information (unaudited) below for the summarized amounts recognized and the weighted average useful lives of intangible assets:

Deferred Tax

The deferred tax assets of $146.7 million are primarily related to acquired tax attributes and other reserves and accruals. The deferred tax liability of $506.4 million is primarily related to the temporary differences associated with acquired intangible assets, which are not deductible for tax purposes.

Acquiree Results

The operating results of Santarus for the three-month period ended December 31, 2014 and the period from January 2, 2014 to December 31, 2014, including net revenues of $16.3 million and $581.9 million and operating loss of $57.2 million and operating income of $80.8 million, have been included in the Company’s consolidated financial statements as of and for the three-month and twelve-month periods ended December 31, 2014, respectively.

Acquisition-Related Expenses

The Company incurred a total of $126.8 million in transaction costs in connection with the acquisition in 2014. Of these transaction costs, $65.5 million was included in selling, general and administrative expenses for the twelve-month period ended December 31, 2014 and $61.3 million was capitalized as debt issuance costs and is being amortized as incremental interest expense. The Company incurred a total of $8.7 million in transaction costs in connection with the acquisition in 2013, all of which was included in selling, general and administrative expenses.

Pro Forma Financial Information (unaudited)

The following unaudited pro forma information presents certain results of operations of the combined companies for the periods indicated as if the acquisition had been consummated on January 1, 2013, combining the respective historical results of Salix and Santarus for the three-month and twelve-month periods ended December 31, 2013. Santarus’ results of operations have been included in Salix’s financial statements for periods subsequent to the completion of the acquisition on January 2, 2014. The pro forma results include amortization associated with the acquired intangible assets and interest on funds used for the acquisition. The unaudited pro forma financial information presented below does not reflect the impact of any actual or anticipated synergies expected to result from the acquisition. Accordingly, the unaudited pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transaction been effected on the assumed date.

($ in thousands)	Twelve Month Period Ended December 31, 2013
Revenue	$1,298,275
Net income	$72,712
Basic income per share	$1.18
Diluted income per share	$1.11

The unaudited supplemental pro forma data reflect the application of the following adjustments:

•	Non-recurring transaction expenses of $65.5 million in the twelve-month period ended December 31, 2013 reflected as if they were incurred in the corresponding 2013 period, due to the pro forma assumption of January 1, 2013 as the date of the acquisition consummation.

•	Incremental amortization expense of $164.6 million for the year ended December 31, 2013 resulting from the fair value adjustment for purchase accounting for the acquisition of Santarus.

($ in thousands)	Weighted Average Useful Life at December 31, 2013	Balance at December 31, 2013	Twelve Month Period Ended December 31, 2013
IPR&D	N/A	$83,000	$—
Product rights on CMPs	15.4	1,489,000	166,622
Licensing agreements	10.0	44,000	4,400
Total pro forma amortization expense			171,022
Less: historical amortization expense			(6,376)

Net adjustment			$164,646

Incremental interest expense of $105.7 million and $26.5 million for the three and twelve-month periods ended December 31, 2013, respectively, related to the Company’s debt structure after the acquisition of Santarus, comprised of $750 million of 2021 Notes and $1.2 billion in principal amount of borrowings under the Term Loan B Facility as if the debt had been issued on January 1, 2013.

($ in thousands)	Twelve Month Period Ended December 31, 2013
Interest on Term Loan B Facility of $1.2 billion and $750 million of 2021 Notes at an assumed weighted average cash interest rate of approximately 4.92%	$96,000
Amortization of debt issue costs and original issue discount	9,747

Total adjustment	$105,747

The income tax effect of the pro forma adjustments using a combined federal and state statutory income tax rate of 39.0%. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition integration activities, cash needs and the geographical mix of income.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported at the date of the financial statements, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses recognized during the reporting periods. On an ongoing basis, the Company evaluates its estimates, including but not limited to those related to product returns, rebates, chargebacks, collectability of receivables, inventory, intangible assets, income taxes and contingencies and litigation. Actual results could differ materially from those estimates.

Revenue Recognition

The Company recognizes revenue when it is realized or realizable and earned. Revenue is realized or realizable and earned when all of the following criteria are met: (a) persuasive evidence of an arrangement exists; (b) delivery has occurred or services have been rendered; (c) the Company’s price to the buyer is fixed or determinable; and (d) collectability is reasonably assured.

The Company recognizes revenue from sales transactions where the buyer has the right to return the product at the time of sale only if (1) the Company’s price to the buyer is substantially fixed or determinable at the date of sale, (2) the buyer has paid the Company, or the buyer is obligated to pay the Company and the obligation is not contingent on resale of the product, (3) the buyer’s obligation to the Company would not be changed in the event of theft or physical destruction or damage of the product, (4) the buyer acquiring the product for resale has economic substance apart from any provided by the Company, (5) the Company does not have significant obligations for future performance to directly bring about resale of the product by the buyer, and (6) the amount of future returns can be reasonably estimated. The Company recognizes revenues for product sales at the time title and risk of loss are transferred to the customer, which is generally at the time products are shipped (unless products are shipped under FOB Destination shipping terms, in which case risk of loss is transferred to the customer upon delivery). The Company’s net product revenue represents the Company’s total revenues less allowances for customer credits, including wholesaler discounts, estimated rebates, chargebacks, patient-focused promotional programs and product returns.

The Company establishes allowances for estimated rebates, chargebacks and product returns based on numerous qualitative and quantitative factors, including:

•	the number of and specific contractual terms of agreements with customers;

•	estimated levels of inventory in the distribution channel;

•	historical rebates, chargebacks and returns of products;

•	direct communication with customers;

•	anticipated introduction of competitive products or generics;

•	anticipated pricing strategy changes by the Company and/or its competitors;

•	analysis of prescription data gathered by a third-party prescription data provider;

•	the impact of changes in state and federal regulations; and

•	the estimated remaining shelf life of products.

In its analyses, the Company uses prescription data purchased from a third-party data provider to develop estimates of historical inventory channel pull-through. The Company utilizes an internal analysis to compare historical net product shipments to estimated historical prescriptions written. Based on that analysis, management develops an estimate of the quantity of product in the channel which may be subject to various rebate, chargeback and product return exposures. To estimate months of ending inventory in the distribution channel the Company divides estimated ending inventory in the distribution channel by the Company’s estimate of the succeeding quarter’s demand, not taking into account any future anticipated demand growth beyond the succeeding quarter. At least quarterly for each product line, the Company prepares an internal estimate of ending inventory units in the distribution channel by adding estimated inventory in the channel at the beginning of the period, plus net product shipments for the period, less estimated prescriptions written for the period. Based on that analysis, the Company develops an estimate of the quantity of product in the channel that might be subject to various rebate, chargeback and product return exposures. This is done for each product line by applying a rate of historical activity for rebates, chargebacks and product returns, adjusted for relevant quantitative and qualitative factors discussed above, to the potential exposed product estimated to be in the distribution channel. The Company regularly adjusts internal forecasts that are utilized to calculate the estimated number of months in the channel based on input from members of the Company’s sales, marketing and operations groups. The adjusted forecasts take into account numerous factors including, but not limited to, new product introductions, direct communication with customers and potential product expiry issues. Adjustments to estimates are recorded in the period when significant events or changes in trends are identified.

The Company offers discounts to its wholesalers and other customers. These discounts are calculated as a percentage of the current published list price and are treated as off-invoice allowances. Accordingly, the discounts are recorded as a reduction of revenue in the period that the discount is offered. In addition to these discounts, at the time that the Company implements a price increase, it generally offers its existing customer base an opportunity to purchase a limited quantity of product at the previous list price. Shipments resulting from these offers generally are not in excess of ordinary levels, therefore, the Company recognizes the related revenue upon shipment and includes the shipments in estimating various product related allowances. In the event the Company determines that these shipments represent purchases of inventory in excess of ordinary levels for a given wholesaler, the potential impact on product returns exposure would be specifically evaluated and reflected as a reduction in revenue at the time of such shipments.

Allowances for estimated rebates, chargebacks and patient-focused promotional programs were $216.5 million and $184.6 million as of December 31, 2014 and 2013, respectively. These allowances reflect an estimate of the Company’s liability for items such as rebates due to various governmental organizations under the Medicare/Medicaid regulations, rebates due to managed care organizations under specific contracts and chargebacks due to various organizations purchasing products through federal contracts and/or group purchasing agreements. The Company estimates its liability for rebates, chargebacks and patient-focused promotional programs at each reporting period based on a methodology of applying quantitative and qualitative assumptions. Due to the subjectivity of the Company’s accrual estimates for rebates and chargebacks, the Company prepares various sensitivity analyses to ensure the Company’s final estimate is within a reasonable range as well as review prior period activity to ensure that the Company’s methodology is still reasonable.

Allowances for product returns were $52.9 million and $68.2 million as of December 31, 2014 and 2013, respectively. These allowances reflect an estimate of the Company’s liability for products that may be returned by the original purchaser in accordance with the Company’s stated return policy. The Company estimates its liability for product returns at each reporting period based on historical return rates, estimated inventory in the channel and the other factors discussed above. Due to the subjectivity of the Company’s accrual estimates for product returns, the Company prepares various sensitivity analyses and also reviews prior period activity to ensure that the Company’s methodology is still reasonable.

The Company’s provision for rebates, chargebacks, patient-focused promotional programs and product returns (which items do not include wholesaler discounts) as a percentage of gross product revenue in the years ended December 31, 2014, 2013 and 2012 was 22.2%, 20.3% and 15.7% for rebates, chargebacks and patient-focused promotional programs and was 1.0%, 3.9% and 2.3% for product returns, respectively.

Research and Development

The Company expenses research and development costs, both internal and externally contracted, as incurred. For nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities, the Company initially capitalizes the advance payment. The Company then recognizes such amounts as an expense as the related goods are delivered or the related services are performed. At December 31, 2014 and 2013, the net liability related to on-going research and development activities was $22.9 million and $11.8 million, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities from date of purchase of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents in several different financial instruments with various banks and brokerage houses. This diversification of risk is consistent with Company policy to maintain liquidity and ensure the safety of principal. At December 31, 2014, cash and cash equivalents consisted primarily of demand deposits, overnight investments in Eurodollars, certificates of deposit and money market funds at reputable financial institutions and did not include any auction rate securities.

Accounts Receivable

The Company extends credit on an uncollateralized basis primarily to wholesale drug distributors and retail pharmacy chains throughout the United States. The Company is required to estimate the level of accounts receivable which ultimately will be uncollectible. The Company calculates this estimate based on a review of specific customer balances, industry experience and the current economic environment. Currently, the Company reserves for specific accounts plus a percentage of the Company’s outstanding trade accounts receivable balance as an allowance for uncollectible accounts. The allowance for uncollectible accounts at December 31, 2014 and 2013 was $2.6 million and $2.8 million, respectively, which includes $1.0 million of royalties due at the end of each period.

Financial Instruments, Recurring and Nonrecurring Fair Value Measurements

Recurring Fair Value Measurements

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, approximated their fair values as of December 31, 2014 and 2013 due to the short-term nature of these financial instruments and they are considered Level 1 investments. Level 1 investments are investments where there are quoted prices in active markets available for identical assets or liabilities. Accounts receivable, accounts payable, accrued liabilities and capital lease obligations approximated their fair values at December 31, 2013 and 2012 due to the short-term nature of these financial instruments.

The Company’s convertible senior notes are considered Level 2 instruments, which are defined as those with significant other observable inputs. The fair value of the convertible senior notes was estimated using recent public market trading data of the Company’s common stock.

The fair value of the contingent consideration liability, consisting of future potential milestone and royalty payments related to the Oceana, Progenics, Alfa Wassermann delayed release and Santarus SAN-300 acquisitions was $151.3 million and $87.3 million at December 31, 2014 and 2013, respectively. The Company considers this liability a Level 3 instrument in the fair value hierarchy, which is defined as one with significant unobservable inputs. The Company determined fair values based on the income approach using probability-weighted discounted cash flows that included probability assessments of occurrence of triggering events appropriately discounted considering the uncertainties associated with the obligation, calculated in accordance with the terms of the acquisition agreement based on management’s forecasts, and Monte-Carlo simulation models. The most significant unobservable inputs are the probability of receiving FDA approval for the relevant compounds and the subsequent commercial success of these compounds, if approved. The fair value of the related contingent consideration would be minimal if a compound does not receive FDA approval. The Company reviews the fair value of contingent consideration quarterly or whenever events or changes in circumstances occur that indicate there has been a change in the fair value.

The following table summarizes the activity related to the Company’s contingent consideration liability for the years ended December 31:

	2014	2013
Balance at January 1	$87,300	$103,500
Increase related to Santarus acquisition	27,000	—
Change in acquisition-related contingent consideration	76,951	(16,200)
Payments of contingent consideration	(40,000)	—

Balance at December 31	$151,251	$87,300

Nonrecurring Fair Value Measurements

The fair value of the put option granted to the majority holder of the Company’s 2028 Notes, a Level 3 instrument in the fair value hierarchy, which is defined as one with significant unobservable inputs, was $5.6 million at March 31, 2012. The Company determined the fair value based on a Black-Scholes model incorporating the period-ending price of the Company’s common stock and other inputs. The put option expired unexercised in June 2012.

The Company’s non-financial assets, such as intangible assets and property and equipment, are measured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment charge is recognized. The Company’s non-financial assets, such as intangible assets and property and equipment, are measured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment charge is recognized. The Company determines the fair value of the indefinite lived intangible asset using a discounted cash flow approach, which contains significant unobservable inputs and therefore is considered a Level 3 fair value measurement. The unobservable inputs in the analysis included future cash flow projections and a discount rate.

The Company reassessed the fair value of the indefinite lived intangible asset related to methylnaltrexone bromide injection for subcutaneous use for the treatment of opioid-induced constipation, or OIC, in adult patients with chronic, non-cancer pain and recorded a non-cash charge to earnings of $41.6 million in the three-month period ended September 30, 2012. The Company reassessed the fair value of the finite lived intangible asset related to Solesta and recorded a non-cash charge to earnings of $160.3 million in the three-month period ended December 31, 2014.

Inventories

The Company states raw materials, work-in-process and finished goods inventories at the lower of cost (which approximates actual cost on a first-in, first-out cost method) or market value. In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as the amount of inventory on hand and in the distribution channel, estimated time required to sell such inventory, remaining shelf life, and current and expected market conditions, including levels of competition, including generic competition. The Company measures inventory adjustments as the difference between the cost of the inventory and estimated market value based upon assumptions about future demand and charged to the provision for inventory, which is a component of cost of sales. At the point of the loss recognition, the Company establishes a new, lower-cost basis for that inventory, and any subsequent improvements in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

The Company expenses pre-approval inventory unless the Company believes it is probable that the inventory will be saleable. The Company capitalizes inventory costs associated with marketed products and certain products prior to regulatory approval and product launch, based on management’s judgment of probable future commercial use and net realizable value. Capitalization of this inventory does not begin until the product candidate is considered to have a high probability of regulatory approval, which is generally after the Company has analyzed Phase 3 data or filed an NDA. If the Company is aware of any specific risks or contingencies that are likely to impact the expected regulatory approval process or if there are any specific issues identified during the research process relating to safety, efficacy, manufacturing, marketing or labeling of the product candidate, the Company does not capitalize the related inventory. Once the Company capitalizes inventory for a product candidate that is not yet approved, the Company monitors, on a quarterly basis, the status of this candidate within the regulatory approval process. The Company could be required to expense previously capitalized costs related to pre-approval inventory upon a change in its judgment of future commercial use and net realizable value, due to a denial or delay of approval by regulatory bodies, a delay in the timeline for commercialization or other potential factors. On a quarterly basis, the Company evaluates all inventory, including inventory capitalized for which regulatory approval has not yet been obtained, to determine if any lower of cost or market adjustment is required. As it relates to pre-approval inventory, the Company considers several factors including expected timing of FDA approval, projected sales volume and estimated selling price. At December 31, 2014 and 2013, there were no amounts included in inventory related to pre-approval inventory.

Inventory at December 31, 2014 consisted of $68.8 million of raw materials, $19.3 million of work-in-process, and $87.1 million of finished goods. Inventory at December 31, 2013 consisted of $61.0 million of raw materials, $11.7 million of work-in-process, and $31.5 million of finished goods.

Property and Equipment

Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets, generally three to five years, using the straight-line method.

Intangible Assets and Goodwill

The Company’s intangible assets consist of license agreements, product rights and other identifiable intangible assets, which result from product and business acquisitions. Goodwill represents the excess purchase price over the fair value of assets acquired and liabilities assumed in a business combination.

When the Company makes product acquisitions that include license agreements, product rights and other identifiable intangible assets, it records the purchase price of such intangibles as intangible assets, in addition to recording the value of the product related liabilities that it assumes in connection with the product acquisition. The Company allocates the aggregate purchase price to the fair value of the various tangible and intangible assets in order to determine the appropriate carrying value of the acquired assets and then amortizes the cost of finite lived intangible assets as an expense in its consolidated statements of comprehensive income over the estimated economic useful life of the related assets. Finite lived intangible assets consist primarily of product rights for currently marketed products and are amortized over their expected economic life. The Company accounts for acquired in-process research and development as indefinite lived intangible assets until regulatory approval or discontinuation. The Company assesses the impairment of identifiable intangible assets on at least an annual basis or whenever events or changes in circumstances indicate that the carrying value might not be recoverable. The Company believes that the following factors could trigger an impairment review: significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of the Company’s use of the acquired assets or the strategy for the Company’s overall business; approval of generic products; and significant negative industry or economic trends.

In assessing the recoverability of its finite lived intangible assets, the Company must make assumptions regarding estimated future cash flows and other factors. If the estimated undiscounted future cash flows do not exceed the carrying value of the finite lived intangible assets, the Company must determine the fair value of the finite lived intangible assets. If the fair value of the finite lived intangible assets is less than the carrying value, the Company will recognize an impairment loss in an amount equal to the difference. The Company reviews goodwill and indefinite lived intangibles for impairment on an annual basis in the fourth quarter, and goodwill and other intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company reassessed the value of the indefinite lived intangible asset related to methylnaltrexone bromide injection for subcutaneous use for the treatment of opioid-induced constipation, or OIC, in adult patients with chronic, non-cancer pain and recorded a non-cash charge to earnings of $41.6 million in the three-month period ended September 30, 2012.

In December 2014, due to a significant change in the Company’s forecast of net sales for Solesta, the Company assessed whether there was an impairment to the (1) carrying value of the related intangible asset and recorded a non-cash charge to earnings of $160.3 million in 2014, and (2) fair value of the related contingent consideration and recorded a $14.1 million decrease in the contingent consideration and a corresponding non-cash benefit to earnings in 2014. At December 31, 2014, accumulated amortization for the intangible related to Solesta was $87.2 million and $13.9 million for the intangible related to Deflux. The carrying value of the Solesta intangible asset at December 31, 2014 is $43.0 million. At December 31, 2013, accumulated amortization for the intangible related to Solesta was $58.1 million and $9.3 million for the intangible related to Deflux.

The following table reflects the components of all specifically identifiable intangible assets as of December 31 (in thousands):

	2014				2013
	Gross Amount	Accumulated Amortization	Foreign Exchange Translation	Net Carrying Value	Gross Amount	Accumulated Amortization	Foreign Exchange Translation	Net Carrying Value
Goodwill	$1,349,095	$—	$(12)	$1,349,083	$180,905	$—	$4	$180,909
Finite lived intangible assets	1,896,020	(365,550)	(946)	1,529,524	490,367	(149,322)	865	341,910
Indefinite lived intangible assets	103,600	—	—	103,600	55,600	—	—	55,600

Total	$3,348,715	$(365,550)	$(958)	$2,982,207	$726,872	$(149,322)	$869	$578,419

The weighted-average remaining life of the Company’s finite lived intangible assets was thirteen and one-half years and eight years at December 31, 2014 and 2013, respectively.

The following table summarizes the activity related to the Company’s goodwill:

Balance at December 31, 2012	$180,905
Foreign exchange translation	4

Balance at December 31, 2013	180,909
Increase related to Santarus acquisition	1,168,186
Foreign exchange translation	(12)

Balance at December 31, 2014	$1,349,083

The Company recorded goodwill of $101.8 million in connection with the Oceana acquisition in December 2011, which was decreased by $6.1 million in 2012, upon completion of purchase accounting.

Amortization expense is calculated on a straight-line basis over the estimated useful life of the asset. Amortization expense for the years ended December 31, 2014, 2013 and 2012 was $216.2 million, $44.7 million and $45.4 million, respectively. Estimated amortization expense related to intangible assets existing as of December 31, 2014 is between approximately $95.0 million and $194.0 million annually for each of the succeeding five years.

In July 2002, the Company acquired the rights to develop and market a granulated formulation of mesalamine from Dr. Falk Pharma GmbH. On October 31, 2008, the FDA granted marketing approval for Apriso for the maintenance of remission of ulcerative colitis in adults. In November 2008, the Company made a $8.0 million milestone payment to Dr. Falk. The Company is amortizing this milestone payment over a period of 9.5 years, which the Company believes is an appropriate amortization period due to the product’s patent protection and the estimated economic life of the related intangible. At December 31, 2014 and 2013, accumulated amortization for the Apriso intangible was $5.2 million and $4.4 million, respectively.

In September 2005, the Company acquired InKine Pharmaceutical Company, Inc. for $210.0 million. The Company allocated $74.0 million of the purchase price to in-process research and development, $9.3 million to net assets acquired and $37.0 million to specifically identifiable product rights and related intangibles with an ongoing economic benefit to the Company. The Company allocated the remaining $89.7 million to goodwill, which is not being amortized. The InKine product rights and related intangibles were being amortized over an average period of 14 years, which the Company believed was an appropriate amortization period due to the product’s patent protection and the estimated economic lives of the product rights and related intangibles. In September 2010, the Company entered into a Sublicense Agreement which granted Novel Laboratories, Inc. a license under the patents covering OsmoPrep such permitting Novel to launch a generic version of OsmoPrep no later than November 16, 2019. As a result of this agreement the amortization period was adjusted prospectively, and the remaining net book value of the intangible asset will be amortized through November 16, 2019, which is the Company’s revised estimate of its remaining economic life. The Company assessed whether there was an impairment to the carrying value of the related intangible asset due to its reduced economic life and determined that there was no impairment. At December 31, 2014 and 2013, accumulated amortization for the InKine intangibles was $25.3 million and $22.9 million, respectively.

In December 2005, the Company entered into a License and Supply Agreement with Norgine B.V., granting Salix the exclusive right to sell a patented-protected, liquid PEG bowel cleansing product, NRL 944, in the United States. In August 2006, the Company received Food and Drug Administration marketing approval for NRL 944 under the branded name of MoviPrep. In January 2007 the United States Patent Office issued a patent providing coverage to September 1, 2024. Pursuant to the terms of the Agreement, Salix paid Norgine milestone payments of $15.0 million in August 2006, $5.0 million in December 2008 and $5.0 million in December 2009. The Company was amortizing these milestone payments over a period of 17.3 years through 2022, which the Company believed was an appropriate amortization period due to the product’s patent protection and the estimated economic life of the related intangible. In August 2010 the Company entered into a Sublicense Agreement that granted Novel Laboratories, Inc. a license to the patents covering MoviPrep permitting Novel to launch a generic version of MoviPrep no later than September 24, 2018. As a result of this agreement the amortization period was adjusted prospectively, and the remaining net book value of the intangible asset will be amortized through September 24, 2018, which is the Company’s revised estimate of its remaining economic life. The Company assessed whether there was an impairment to the carrying value of the related intangible asset due to its reduced economic life and determined that there was no impairment. At December 31, 2014 and 2013, accumulated amortization for the MoviPrep intangible was $16.3 million and $13.9 million, respectively.

In February 2007, the Company entered into a Master Purchase and Sale and License Agreement with Merck & Co. Inc., to purchase the U.S prescription pharmaceutical product rights to Pepcid Oral Suspension and Diuril Oral Suspension from Merck. The Company paid Merck $55.0 million at the closing of this transaction. The Company fully allocated the purchase price to product rights and related intangibles, and it is being amortized over a period of 15 years. Although Pepcid and Diuril do not have patent protection, the Company believes 15 years was an appropriate amortization period based on established product history and management experience. The FDA approved two generic famotidine oral suspension products in May and June 2010, respectively, and the Company launched an authorized generic version of the Company’s Pepcid product in May 2010 to compete with these generic products. As a result of these events, the Company assessed whether there was an impairment to the carrying value of the related intangible asset. Based on this analysis, the Company recorded a $30 million impairment charge to reduce the carrying value of the intangible asset to its estimated fair value during the three-month period ended June 30, 2010. At December 31, 2014 and 2013, accumulated amortization for the Merck products was $17.2 million and $16.2 million, respectively and the carrying value was $7.7 million and $8.8 million at December 31, 2014 and 2013, respectively.

In September 2007, the Company acquired the exclusive, worldwide right to sell metoclopramide-Zydis® (trade name Metozolv) from Wilmington Pharmaceuticals, LLC. On September 8, 2009 the FDA granted marketing approval for Metozolv™ ODT (metoclopramide HCl) 5 mg and 10 mg orally disintegrating tablets. In October 2009, the Company made a $7.3 million milestone payment to Wilmington. The Company was amortizing this milestone payment over a period of eight years, which the Company believed was an appropriate amortization period due to the product’s patent protection and the estimated economic life of the related intangible. On November 3, 2010, the Company received a paragraph IV notification from Novel stating that Novel had filed an ANDA to seek approval to market a generic version of Metozolv ODT, 5 mg and 10 mg. The notification letter asserted non-infringement of U.S. Patent No. 6,413,549 (the ‘549 patent). Upon examination of the relevant sections of the ANDA, the Company concluded that the ‘549 patent would not be enforced against Novel Laboratories. As a result of this event, the Company assessed whether there was an impairment to the carrying value of the related intangible asset. Based on this analysis, the Company recorded a $4.6 million impairment charge to reduce the carrying value of the intangible asset to its estimated fair value during the three-month period ended December 31, 2010. At December 31, 2014 and 2013 accumulated amortization for the Metozolv intangible was $2.6 million and $2.6 million, respectively and the carrying value was $0.0 million.

In February 2011, the Company acquired an exclusive worldwide license to develop and commercialize the products containing the MNTX Compound marketed under the name Relistor, from Progenics and a non-exclusive license to manufacture the MNTX Compound and products containing that compound. These licenses are now worldwide, following Progenics’ termination of Ono Pharmaceutical’s rights to Japan. The Company paid Progenics an up-front license fee payment of $60.0 million. In addition, the Company agreed to pay Progenics up to $90.0 million contingent upon achieving specified regulatory approvals and $200.0 million contingent upon achieving specified targets for net sales over the term of the agreement. During the second quarter of 2014, the FDA approved Relistor SI for the treatment of OIC in patients suffering from chronic, non-cancer pain. Accordingly, the Company made a $40.0 million milestone payment to Progenics in October 2014. The Company must pay Progenics 60% of any revenue received from sublicensees in respect of any country outside the United States. The Company must pay Progenics royalties based on a percentage ranging from the mid- to high-teens of net sales by the Company and its affiliates of any product containing the MNTX Compound (excluding sales by ex-U.S. sublicensees).

The Company accounted for the Progenics transaction as a business combination under the acquisition method of accounting. Under the acquisition method of accounting, the Company recorded the assets acquired and liabilities assumed at their respective fair values as of the acquisition date in its consolidated financial statements. The determination of estimated fair value required management to make significant estimates and assumptions. As of the acquisition date, the estimated fair value of the assets acquired was $113.0 million. The Company estimated the fair value of the contingent consideration related to this transaction at $53.0 million, which was booked as a long-term liability on the consolidated balance sheet. The Company determined this liability amount using a probability-weighted discounted cash flow model based on the current regulatory status of the methylnaltrexone bromide development programs. The Company assesses the fair value of the contingent consideration quarterly, or whenever events or changes in circumstances indicate that the fair value may have changed, primarily as a result of clinical or regulatory results in the related in-process development programs. In December 2011, the Company announced positive Phase 3 data from the OIC Oral development program. Based on this information, the Company reassessed the fair value of the contingent consideration and recorded a $27.0 million increase in the contingent consideration and a corresponding charge to earnings in the fourth quarter of 2011. At December 31, 2014 and 2013, accumulated amortization for the intangible related to the currently approved indication for Relistor was $9.8 million and $7.2 million, respectively.

On July 27, 2012, the Company received a CRL from the FDA following its review of the sNDA for Relistor SI for the treatment of OIC in adult patients with chronic, non-cancer pain. Following a meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products regarding the CRL, the Company reassessed (1) the value of this indefinite lived intangible asset and recorded a non-cash charge to earnings of $41.6 million in 2012, and (2) the fair value of the contingent consideration related to the Progenics transaction and recorded a $33.0 million decrease in the contingent consideration and a corresponding non-cash benefit to earnings in 2012. At December 31, 2014 and 2013, accumulated amortization for the intangible asset related to Relistor was $9.8 million and $7.2 million, respectively.

In December 2011, the Company acquired Oceana Therapeutics, Inc. Oceana has two products, Deflux and Solesta. Oceana has license agreements with Q-Med, which provide the Company the worldwide right to commercialize Deflux and Solesta. Under a stock purchase agreement with Q-Med that the Company has assumed, the Company is obligated to pay to Q-Med up to $45.0 million contingent upon achieving specified targets for net sales of Solesta over the term of the agreement. Additionally, the Company must pay low double digit royalties under these license agreements based on a percentage of net sales of both Deflux and Solesta by the Company and its affiliates in the U.S. and a fixed per unit royalty of the products outside the U.S.

The Company accounted for the Oceana acquisition as a business combination under the acquisition method of accounting. Under the acquisition method of accounting, the Company recorded the assets acquired and liabilities assumed at their respective fair values as of the acquisition date in its consolidated financial statements. The determination of estimated fair value required management to make significant estimates and assumptions. As of the acquisition date, the estimated fair value of the assets acquired was $342.8 million. The Company estimated the fair value of the contingent consideration related to this transaction at $39.7 million, which was booked as a long-term liability on the consolidated balance sheet. The Company determined this liability amount using a probability-weighted discounted cash flow model. The Company assesses the fair value of the contingent consideration whenever events or changes in circumstances indicate that the fair value may have changed, primarily as a result of significant changes in the Company’s forecast of net sales for Solesta. In December 2014, due to a significant change in the Company’s forecast of net sales for Solesta, the Company assessed whether there was an impairment to the (1) carrying value of the related intangible asset and recorded a non-cash charge to earnings of $160.3 million in 2014, and (2) the fair value of the related contingent consideration and recorded a $14.1 million decrease in the contingent consideration and a corresponding non-cash benefit to earnings in 2014. At December 31, 2014, accumulated amortization for the intangible related to Solesta was $87.2 million and $13.9 million for the intangible related to Deflux. The carrying value of the Solesta intangible asset at December 31, 2014 is $43.0 million. At December 31, 2013, accumulated amortization for the intangible related to Solesta was $58.1 million and $9.3 million for the intangible related to Deflux.

In August 2012 the Company amended its 1996 Agreement with Alfa Wassermann. The Amended Agreement does not alter any of the terms for the TD or HE indications developed under the 1996 Agreement or IBS. The Company remains obligated to pay Alfa royalties, at the same range of rates as under the 1996 Agreement, on net sales of such products. In addition, the Amended Agreement provides the Company with an exclusive license to develop and commercialize rifaximin products for Crohn’s disease in the United States and Canada and a non-exclusive license to develop such products worldwide. The Company paid Alfa a non-refundable upfront fee of $10.0 million in August 2012, and is obligated to make a $25.0 million milestone payment upon receipt of marketing authorization in the United States for a delayed release formulation product for CD, and additional milestones based on net sales of delayed release formulation products for CD of up to $200.0 million. In addition, the Company is required to pay Alfa royalties on sales of rifaximin products for Crohn’s at percentage rates ranging from the low to mid-double digits.

The Company accounted for the Alfa Wassermann transaction as a business combination under the acquisition method of accounting. Under the acquisition method of accounting, the Company recorded the assets acquired and liabilities assumed at their respective fair values as of the acquisition date in its consolidated financial statements. The determination of estimated fair value required management to make significant estimates and assumptions. As of the acquisition date, the estimated fair value of the assets acquired was $23.4 million which is included as an indefinite lived intangible asset on the consolidated balance sheet. The Company estimated the fair value of the contingent consideration related to this transaction at $13.4 million, which was booked as a long-term liability on the consolidated balance sheet. The Company determined this liability amount using a probability-weighted discounted cash flow model based on the current regulatory status of the delayed release development program. The Company assesses the fair value of the contingent consideration quarterly, or whenever events or changes in circumstances indicate that the fair value may have changed, primarily as a result of clinical or regulatory results in the related in-process development programs.

In January 2014, the Company acquired Santarus. Santarus has six current marketed products, Uceris, Glumetza, Cycloset, Zegerid, Fenoglide, and Ruconest, several contractual agreements, and one product under development, SAN-300. The Company accounted for the Santarus acquisition as a business combination under the acquisition method of accounting. Under the acquisition method of accounting, the Company recorded the assets acquired and liabilities assumed at their respective fair values as of the acquisition date in its consolidated financial statements. The determination of estimated fair value required management to make significant estimates and assumptions. As of the acquisition date, the estimated fair value of the net assets acquired was $1.5 billion. The Company estimated the fair value of the contingent consideration related to this transaction at $27.0 million, which was booked as a long-term liability on the consolidated balance sheet. The Company determined this liability amount using a probability-weighted discounted cash flow model. The Company assesses the fair value of the contingent consideration whenever events or changes in circumstances indicate that the fair value may have changed, primarily as a result of significant changes in the Company’s forecast of net sales for SAN—300. At December 31, 2014, accumulated amortization for the intangible related to the Santarus current marketed products and contractual agreements was $172.4 million.

Shipping and Handling Costs

The Company does not charge its customers for freight costs. The amounts of such costs are included in selling, general and administrative expenses and are not material.

Advertising Costs

The Company charges advertising costs to expense as incurred. Advertising expenses were approximately $26.3 million, $19.1 million and $21.4 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Segment Reporting

The Company operates in a single industry and segment acquiring, developing and commercializing prescription drugs used in the treatment of a variety of gastrointestinal diseases, which are those affecting the digestive tract. Accordingly, the Company’s business is classified as a single reportable segment.

The following table presents net product revenues by product (in thousands):

	Year ended December 31,
	2014	2013	2012
Xifaxan	$405,442	$635,941	$514,480
Inflammatory Bowel Disease—Apriso/Uceris/Giazo/Colazal	227,083	117,914	85,504
Diabetes—Glumetza/Cycloset	308,085	—	—
Purgatives—OsmoPrep/MoviPrep	11,380	76,390	64,932
Zegerid	112,644	—	—
Other—Anusol/Azasan/Diuril/Pepcid/Proctocort/Relistor/ Deflux/Solesta/Fulyzaq/Metozolv	68,908	83,536	70,528

Net product revenues	$1,133,542	$913,781	$735,444

Other Comprehensive Income

Other comprehensive income is composed entirely of adjustments resulting from the translation of the financial statements of the Company’s foreign subsidiary, Ocean Therapeutics, Limited, which the Company acquired in December 2011, into U.S. dollars.

Stock-Based Compensation

At December 31, 2014, the Company had one active share-based compensation plan, the 2014 Stock Plan, which was approved and adopted during the second quarter of 2014, allowing for the issuance of stock options and restricted stock. The Company estimates the fair value of share-based payment awards on the date of the grant. The cost is to be recognized over the period during which an employee is required to provide service in exchange for the award.

Translation of Foreign Currencies

The functional currency of the Company’s foreign subsidiary, Oceana Therapeutics Limited, is the Euro. The Company translates its assets and liabilities using the current exchange rate as of the consolidated balance sheet date. The Company translates its stockholders’ equity using historical rates at the consolidated balance sheet date. The Company translates its expenses and items of income using a weighted-average exchange rate over the period ended on the consolidated balance sheet date. Adjustments resulting from the translation of the financial statements of the Company’s foreign subsidiary into U.S. dollars are excluded from the determination of net income and are accumulated in a separate component of stockholders’ equity. The Company includes foreign exchange transaction gains and losses in its consolidated results of operations.

Pharmaceutical Manufacturers Fee

Effective January 1, 2011 the Company adopted Accounting Standard Update (“ASU”) No. 2010-27, Other Expenses (Topic 720): Fees Paid to the Federal Government by Pharmaceutical Manufacturers. This ASU provides guidance on how pharmaceutical manufacturers should recognize and classify in their income statements fees mandated by the Patient Protection and Affordable Care Act (PPACA) and the Health Care and Education Reconciliation Act, both enacted in March 2010, referred to in this Note as the “Acts”. The Acts impose an annual fee on the pharmaceutical manufacturing industry for each calendar year beginning on or after January 1, 2011, payable no later than September 30 of the applicable calendar year and not tax deductible. The amount payable by a company is based on its brand prescription drug sales (including authorized generic product sales) for the preceding year as a percentage of the industry’s brand prescription drug sales (including authorized generic product sales) for the same period. The ASU specifies that the liability for the fee should be estimated and recorded in full upon the first qualifying sale with a corresponding deferred cost that is amortized to expense using a straight-line method of allocation unless another method better allocates the fee over the calendar year that it is payable. The annual fee is an operating expense in the consolidated statement of comprehensive income. The annual impact of this fee on the Company will be highly variable depending on the volume of product sales. There was no material impact of the adoption of this guidance on the consolidated financial statements of the Company.

Income Taxes

The Company provides for income taxes under the liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of differences between the tax basis of assets or liabilities and their carrying amounts in the consolidated financial statements. The Company provides a valuation allowance for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefit or if future deductibility is uncertain. During the year ended December 31, 2011, management concluded that it was more likely than not that a majority of the Company’s deferred tax assets will be realized through future taxable income and released a significant portion of the valuation allowances related to these deferred tax assets during 2011.

The Company applies the provisions of ASC 740-10, “Income Taxes” with respect to accounting for uncertainty in income taxes. The Company’s net unrecognized tax benefits could change significantly due to tax benefits and liabilities that may be effectively settled within the next twelve months. The Company recognizes any interest accrued related to unrecognized tax benefits and penalties in income tax expense. The Company has recorded $0.8 million of interest expense and no penalties have been recorded by the Company through December 31, 2014. During the twelve-month periods ended December 31, 2013 and 2012 there was no such interest or penalties.

The Company files a consolidated U.S. federal income tax return and consolidated and separate company income tax returns in many U.S. state jurisdictions. Generally, the Company is no longer subject to federal and state income tax examinations by U.S. tax authorities for years prior to 1993.

Net Income (Loss) Per Share

The Company computes basic net income (loss) per share by dividing net income (loss) by the weighted average number of common shares outstanding. The Company computes diluted net income (loss) per share by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents then outstanding. Common share equivalents consist of the incremental common shares issuable upon the exercise of stock options and the impact of unvested restricted stock grants. The Company accounts for the effect of the convertible notes on diluted net income (loss) per share using the treasury stock method. As a result, the convertible notes have no effect on diluted net income (loss) per share until the Company’s stock price exceeds the conversion price of $9.25 per share for the 2028 Notes, $46.38 for the 2015 Notes, and $65.81 for the 2019 Notes.

For the year ended December 31, 2012, weighted average common shares, diluted, includes the effect of approximately 6,486,000 shares issuable upon conversion of the 2028 Notes calculated using the treasury stock method, taking into effect the repurchase in March and December 2012 of 2028 Notes convertible into approximately 2,730,000 and 2,405,000 shares, respectively, since the Company’s average stock price exceeded $9.25 during the period. For the year ended December 31, 2012, weighted average common shares, diluted, includes the effect of the approximately 7,439,000 shares issuable upon conversion of the 2015 Notes, since the Company’s average stock price exceeded $46.38 during the period. For the year ended December 31, 2012, the effect of the approximately 10,484,000 shares issuable upon conversion of the 2019 Notes issued in March 2012, were excluded from the diluted net income per share calculation, because the Company’s average stock price did not exceed $65.81 during that period.

For the year ended December 31, 2013, weighted average common shares, diluted, includes the effect of the approximately 7,439,000 shares issuable upon conversion of the 2015 Notes, since the Company’s average stock price exceeded $46.38 during that period. For the year ended December 31, 2013, the effect of the approximately 10,484,000 shares issuable upon conversion of the 2019 Notes issued in March 2012, were excluded from the diluted net income per share calculation, because the Company’s average stock price did not exceed $65.81 during that period.

For the year ended December 31, 2014, weighted average common shares, diluted, includes the effect of the approximately 7,439,000 shares issuable upon conversion of the 2015 Notes, since the Company’s average stock price exceeded $46.38 during that period. For the year ended December 31, 2014, weighted average common shares, diluted, includes the effect of the approximately 10,484,000 shares issuable upon conversion of the 2019 Notes issued in March 2012, since the Company’s average stock price exceeded $65.81 during that period.

For the years ended 2014, 2013 and 2012, there were 418,020, 43,811, and 33,771, respectively, potential common shares outstanding that were excluded from the diluted net income (loss) per share calculation because their effect would have been anti-dilutive. For the years ended 2014, 2013 and 2012 there were 0, 342,197 and 4,214,888 potential common shares outstanding, respectively, as a result of the Company’s convertible debt that were excluded from the diluted net income (loss) per share calculation because their effect would have been anti-dilutive.

The following table reconciles the numerator and denominator used to calculate diluted net income per share (in thousands):

	Year ended December 31,
	2014	2013	2012
Numerator:
Net income	$(414,911)	$130,811	$64,246

Denominator:
Weighted average common shares, basic	63,549	61,792	58,747
Dilutive effect of restricted stock	—	600	606
Dilutive effect of convertible debt	—	2,866	3,521
Dilutive effect of stock options	—	434	825

Weighted average common shares, diluted	63,549	65,692	63,699

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standard Update, or ASU, 2014-09— Revenue from Contracts with Customers, which provides a single, comprehensive revenue recognition model for all contracts with customers. The core principal of this ASU is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. This ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. Early adoption is not permitted. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements.

(4) PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31 (in thousands):

	2014	2013
Cost:
Furniture and equipment	$30,044	$24,088
Computer equipment	33,280	24,186
Land	1,168	—
Assets under capital lease	382	382

	64,874	48,656

Accumulated depreciation:
Furniture and equipment	(11,485)	(7,981)
Computer equipment	(18,091)	(12,981)
Assets under capital lease	(382)	(382)

	(29,958)	(21,344)

Net property and equipment	$34,916	$27,312

Depreciation expense was approximately $9.1 million, $7.4 million and $6.8 million in 2014, 2013 and 2012, respectively.

(5) OTHER ASSETS

In July 2011 the Company entered into an Amended and Restated Manufacturing and Supply Agreement with Glenmark Pharmaceuticals for the manufacture of crofelemer. The Amended Agreement replaced the agreement entered into in December 2008. Simultaneously upon entering the Amended Agreement, the Company entered into an Agreement for Advance Against Commitment Fee and provided a $15.0 million advance to Glenmark in order for them to meet the potential commercial demands for Crofelemer. This advance is included in other assets. The Company also agreed to fund an additional $1.3 million advance annually beginning with the first anniversary of the Amended Agreement, as long as the Amended Amendment has not been terminated.

On December 31, 2012, the FDA granted marketing approval for this product, under the trade name Fulyzaq, which was launched in April 2013. Therefore the Company believed this advance would have future commercial use. The Company began amortizing the advance over its estimated economic life as a component of the cost of commercial supply of crofelemer upon approval. Consistent with the Company’s policy for capitalizing pre-approval inventory, the Company monitored, on a quarterly basis, the status of crofelemer within the regulatory approval process and commercialization process.

During the fourth quarter of 2014, the Company reduced its future forecast for crofelemer, based on the results of the launch to-date, estimated future demand, and other factors. Based on this revised forecast, the future value of this advance was determined to be impaired, and a $19.9 million charge to cost of product sold was recorded in the fourth quarter of 2014.

(6) ACCRUED LIABILITIES

Accrued liabilities consisted of the following at December 31 (in thousands):

	2014	2013
Accrued expenses	$145,882	$56,304
Accrued clinical expenses	24,833	13,520
Accrued terms discounts	441	2,623
Accrued royalties	8,047	24,462

Total accrued liabilities	$179,203	$96,909

(7) DEBT

Convertible Senior Notes Due 2028

On August 22, 2008 the Company closed an offering of $60.0 million in Convertible Senior Notes due 2028 (“2028 Notes”). Net proceeds from the offering were $57.3 million. The 2028 Notes were governed by an indenture, dated as of August 22, 2008, between the Company and U.S. Bank National Association, as trustee.

The 2028 Notes bore interest at a rate of 5.5% per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2009. The 2028 Notes were to mature on August 15, 2028, unless previously converted or repurchased in accordance with their terms prior to such date.

In March 2012, the Company entered into a note repurchase agreement with the holder of a majority in principal amount of the 2028 Notes. The Company used a portion of the proceeds from its offering of the 2019 Notes discussed below to purchase from this holder and another holder approximately 42.1% of the 2028 Notes for an aggregate purchase price of approximately $137.2 million. In addition, for a period of 90 days after March 12, 2012, the majority holder had the option to require the Company to purchase its remaining 2028 Notes at the same price, which represented approximately 37.1% of the 2028 Notes. This option expired unexercised in June 2012. The Company incurred a loss on extinguishment of debt during the three-month period ended March 31, 2012 of $14.4 million, which primarily consists of $9.3 million in estimated fair market value of the put option granted to the majority holder, $2.5 million in estimated fair market value of the notes extinguished over their book value at the extinguishment date, and $2.0 million paid to the note holder for interest that the note holders would have received through August 2013, the first date the Company could call the debt under the original debt indenture. In December 2012 one of the holders of the 2028 Notes converted notes with a par value of $22.3 million under the terms of the note indenture, and received cash equal to the par value of the notes and interest on these notes through February 15, 2013, and 1.9 million shares of common stock. The Company incurred a loss on extinguishment of debt during the three-month period ended December 31, 2012 of $1.2 million, which primarily consists of $1.1 million in estimated fair market value of the notes extinguished over their book value at the extinguishment date, and $0.1 million paid to the note holder for interest that the note holders would have received through February 2013.

In connection with the issuance of the 2028 Notes, the Company incurred $2.7 million of issuance costs, which primarily consisted of investment banker, legal and other professional fees. These costs are being amortized and were recorded as additional interest expense through August 2013, the first scheduled date on which holders have the option to require the Company to repurchase the 2028 Notes.

The Company has separately accounted for the liability and equity components of the convertible debt instrument by allocating the proceeds from issuance of the 2028 Notes between the liability component and the embedded conversion option, or equity component. This allocation was done by first estimating an interest rate at the time of issuance for similar notes that do not include the embedded conversion option. This interest rate of 12.5% was used to compute the initial fair value of the liability component of $44.1 million.

The excess of the initial proceeds received from the convertible 2028 Notes over the initial amount allocated to the liability component, of $15.9 million, is allocated to the embedded conversion option, or equity component. This excess is reported as a debt discount and subsequently amortized as interest cost, using the interest method, through August 2013, the first scheduled date on which the holders have the option to require the Company to repurchase the 2028 Notes.

The Company had the right to redeem the 2028 Notes, in whole or in part, at any time after August 15, 2013 for cash equal to the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest. The Company called the 2028 Notes for redemption in September 2013, but before the redemption date, the holders elected to convert the remaining 2028 Notes with a par value of $12.5 million under the terms of the note indenture, and the holders received cash equal to the par value of the notes and interest on these notes through August 15, 2013, and 1.2 million shares of common stock.

The carrying value of the equity component at December 31, 2013 was $6.6 million. The effective interest rate on the liability component for the years ended December 31, 2013 and 2012 was 12.6%. Total interest cost of $1.1 million and $5.2 million was recognized during the years ended December 31, 2013 and 2012, respectively, including $0.6 million and $2.5 million of amortization of debt discount, respectively.

Convertible Senior Notes Due 2015

On June 3, 2010 the Company closed an offering of $345.0 million in Convertible Senior Notes due May 15, 2015 (“2015 Notes”). Net proceeds from the offering were approximately $334.2 million. The 2015 Notes are governed by an indenture, dated as of June 3, 2010 between the Company and U.S. Bank National Association, as trustee.

The 2015 Notes bear interest at a rate of 2.75% per year, payable semiannually in arrears on May 15 and November 15 of each year, beginning on November 15, 2010. The 2015 Notes will mature on May 15, 2015, unless earlier converted or repurchased in accordance with their terms prior to such date.

The 2015 Notes are senior unsecured obligations, and rank (i) equally to any of the Company’s existing and future unsecured senior debt, (ii) senior to any of the Company’s future indebtedness that is expressly subordinated to these 2015 Notes, and (iii) effectively junior to any secured indebtedness to the extent of the value of the assets securing such indebtedness.

The 2015 Notes are convertible into approximately 7,439,000 shares of the Company’s common stock prior to maturity at a conversion rate of 21.5592 shares per $1,000 principal amount of 2015 Notes, which represents a conversion price of approximately $46.38 per share, subject to adjustment under certain conditions. Holders may submit their 2015 Notes for conversion at their option prior to the maturity date of May 15, 2015 because the last reported sale price of the Company’s common stock for at least 20 trading days in the period of 30 consecutive trading days ending on December 31, 2014 was equal to or more than 130% of the conversion price of the 2015 Notes on such date. In addition, the 2015 Notes became convertible, at the option of the noteholders, on January 13, 2015, and will remain convertible, at the option of the noteholders, until the close of business on the second scheduled trading day immediately preceding the stated maturity date of May 15, 2015. Upon conversion, the indenture permits the Company to pay cash, shares of the Company’s common stock or a combination of cash and stock, as determined by the Company at its discretion. On July 3, 2014, the Company notified the trustee that it had elected to satisfy any conversion obligation related to the 2015 Notes submitted for conversion on or after July 3, 2014 by paying a combination of cash and stock, with the face amount of the 2015 Notes so converted to be paid in cash and any conversion consideration in excess of such amount to be paid in stock. Because of this election, the notes are now classified as current liabilities, with the unamortized debt discount presented as unamortized debt discount due on conversion in the mezzanine equity section of the Condensed Consolidated Balance Sheet, which was reclassified from additional paid-in-capital. The current portion of convertible senior notes and the unamortized debt discount due on conversion represent the cash required for the principal payment.

The Company is required to separately account for the liability and equity components of the convertible debt instrument by allocating the proceeds from issuance of the 2015 Notes between the liability component and the embedded conversion option, or equity component. This allocation was done by first estimating an interest rate at the time of issuance for similar notes that do not include the embedded conversion option. This interest rate of 8.35% was used to compute the initial fair value of the liability component of $265.6 million. The excess of the initial proceeds received from the convertible 2015 Notes over the initial amount allocated to the liability component, of $79.4 million, is allocated to the embedded conversion option, or equity component. This excess is reported as a debt discount and subsequently amortized as interest cost, using the interest method, through May 2015, the maturity date of the 2015 Notes.

In connection with the issuance of the 2015 Notes, the Company incurred $10.8 million of issuance costs, which primarily consisted of investment banker, legal and other professional fees. The portion of these costs related to the equity component of $2.5 million was charged to additional paid-in capital. The portion of these costs related to the debt component of $8.3 million is being amortized and are recorded as additional interest expense through May 2015, the maturity date of the 2015 Notes.

In connection with the issuance of the 2015 Notes, the Company entered into capped call transactions with certain counterparties covering approximately 7,439,000 shares of the Company’s common stock. The capped call transactions have a strike price of $46.38 and a cap price of $62.44, and are exercisable when and if the 2015 Notes are converted. If upon conversion of the 2015 Notes, the price of the Company’s common stock is above the strike price of the capped calls, the counterparties will deliver shares of the Company’s common stock and/or cash with an aggregate value approximately equal to the difference between the price of the Company’s common stock at the conversion date (as defined, with a maximum price for purposes of this calculation equal to the cap price) and the strike price, multiplied by the number of shares of the Company’s common stock related to the capped call transactions being exercised. The Company paid $44.3 million for these capped calls and charged this to additional paid-in capital.

The carrying value of the equity component related to the 2015 Notes at December 31, 2014 and 2013 was $71.1 million and $79.4 million, respectively. The effective interest rate on the liability component for the years ended December 31, 2014, 2013 and 2012 was 8.35%. Total interest cost of $29.1 million, $27.7 million and $26.4 million was recognized during the years ended December 31, 2014, 2013 and 2012, respectively, including $18.0 million, $16.6 million and $15.2 million of amortization of debt discount, respectively. The fair value of the 2015 Notes was approximately $863.9 million at December 31, 2014.

Convertible Senior Notes Due 2019

On March 16, 2012 the Company closed an offering of $690.0 million in Convertible Senior Notes due March 15, 2019 (“2019 Notes”). Net proceeds from the offering were approximately $668.3 million. The 2019 Notes are governed by an indenture, dated as of March 16, 2012 between the Company and U.S. Bank National Association, as trustee.

The 2019 Notes bear interest at a rate of 1.50% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2012. The 2019 Notes will mature on March 15, 2019, unless earlier converted or repurchased in accordance with their terms prior to such date.

The 2019 Notes are senior unsecured obligations, and rank (i) equally to any of the Company’s existing and future unsecured senior debt, (ii) senior to any of the Company’s future indebtedness that is expressly subordinated to these 2019 Notes, and (iii) effectively junior to any secured indebtedness to the extent of the value of the assets securing such indebtedness.

Upon issuance, the 2019 Notes were convertible into approximately 10,484,000 shares of the Company’s common stock under certain circumstances prior to maturity at a conversion rate of 15.1947 shares per $1,000 principal amount of 2019 Notes, which represents a conversion price of approximately $65.81 per share, subject to adjustment under certain conditions. Holders may submit their 2019 Notes for conversion at their option at specified times prior to the maturity date of March 15, 2019 only if: (1) the last reported sale price of the Company’s common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is equal to or more than 130% of the conversion price of the 2019 Notes on the last day of such preceding fiscal quarter; (2) the trading price for the 2019 Notes, per $1,000 principal amount of the 2019 Notes, for each such trading day was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate of the 2019 Notes on such date; or (3) the Company enters into specified corporate transactions. The first of these conditions had been met as of the fiscal quarter ended December 31, 2014. The 2019 Notes will be convertible, at the option of the noteholders, regardless of whether any of the foregoing conditions have been satisfied, on or after November 9, 2018 at any time prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date of March 15, 2019. Upon conversion, the indenture permits the Company to pay cash, shares of our common stock or a combination of cash and stock, as determined by the Company at its discretion. On July 3, 2014, the Company notified the trustee that it had elected to satisfy any conversion obligation related to the 2019 Notes submitted for conversion on or after July 3, 2014 by paying a combination of cash and stock, with the face amount of the 2019 Notes so converted to be paid in cash and any conversion consideration in excess of such amount to be paid in stock. Because of this election, the notes are now classified as current liabilities, with the unamortized debt discount presented as unamortized debt discount due on conversion in the mezzanine equity section of the Condensed Consolidated Balance Sheet, which was reclassified from additional paid-in-capital. The current portion of convertible senior notes and the unamortized debt discount due on conversion represent the cash required for the principal payment.

The Company is required to separately account for the liability and equity components of the convertible debt instrument by allocating the proceeds from issuance of the 2019 Notes between the liability component and the embedded conversion option, or equity component. This allocation was done by first estimating an interest rate at the time of issuance for similar notes that do not include the embedded conversion option. This interest rate of 5.50% was used to compute the initial fair value of the liability component of $529.3 million. The excess of the initial proceeds received from the convertible 2019 Notes over the initial amount allocated to the liability component, of $160.7 million, is allocated to the embedded conversion option, or equity component. This excess is reported as a debt discount and subsequently amortized as interest cost, using the interest method, through March 2019, the maturity date of the 2019 Notes.

In connection with the issuance of the 2019 Notes, the Company incurred $21.7 million of issuance costs, which primarily consisted of investment banker, legal and other professional fees. The portion of these costs related to the equity component of $5.1 million was charged to additional paid-in capital. The portion of these costs related to the debt component of $16.6 million is being amortized and is recorded as additional interest expense through March 2019, the maturity date of the 2019 Notes.

In connection with the issuance of the 2019 Notes, the Company entered into convertible bond hedge transactions with certain counterparties covering approximately 10,484,000 shares of the Company’s common stock. The convertible bond hedge transactions have a strike price of $65.81 and are exercisable when and if the 2019 Notes are converted. If upon conversion of the 2019 Notes, the price of the Company’s common stock is above the strike price of the convertible bond hedge transactions, the counterparties will deliver shares of the Company’s common stock and/or cash with an aggregate value approximately equal to the difference between the price of the Company’s common stock at the conversion date and the strike price, multiplied by the number of shares of the Company’s common stock related to the convertible bond hedge transaction being exercised. The Company paid $167.0 million for these convertible bond hedge transactions and charged this to additional paid-in capital.

Simultaneously with entering into the convertible bond hedge transactions, the Company entered into privately negotiated warrant transactions whereby the Company sold the counterparties to these transactions warrants to acquire, subject to customary adjustments, approximately 10,484,000 shares of the Company’s common stock at a strike price of $85.31 per share, also subject to adjustment. The Company received $99.0 million for these warrants and credited this amount to additional paid-in capital.

The carrying value of the equity component related to the 2019 Notes at December 31, 2014 and 2013 was $55.5 million and $160.7 million, respectively. The effective interest rate on the liability component for the years ended December 31, 2014, 2013 and 2012 was 5.50%. Total interest cost of $34.0 million, $32.8 million and $24.0 million was recognized during the years ended December 31, 2014, 2013 and 2012, respectively, including $$21.3 million, $20.2 million and $14.0 million of amortization of debt discount, respectively. The fair value of the 2019 Notes was approximately $1,269.1 million at December 31, 2014.

The following table summarizes information on the convertible debt at December 31 (in thousands):

	2014	2013
Convertible Notes due 2015:
Principal amount of the liability component	$344,857	$345,000
Unamortized discount	(8,356)	(26,356)

Net carrying amount	$336,501	$318,644

Convertible Notes due 2019:
Principal amount of the liability component	$689,803	$690,000
Unamortized discount	(105,252)	(126,594)

Net carrying amount	$584,551	$563,406

Total Convertible Senior Notes
Principal amount of the liability component	$1,034,660	$1,035,000
Unamortized discount	(113,608)	(152,950)

Net carrying amount	$921,052	$882,050

Notes Due 2021

On December 27, 2013, the Company, completed the issuance and sale of $750,000,000 in aggregate principal amount of 6.00% senior notes due 2021 (the “2021 Notes”) in a private placement. The 2021 Notes will mature on January 15, 2021 and bear interest at a rate of 6.00% per annum, accruing from December 27, 2013. As explained below, additional interest began accruing on the notes as of November 28, 2014. Interest is payable on the 2021 Notes on each January 15 and July 15, commencing July 15, 2014. The 2021 Notes were issued at 100% of face value and the net proceeds to the Company from the sale of the 2021 Notes were $723.0 million after deducting the initial purchasers’ discounts and offering expenses, which were recorded in 2014 upon the completion of our acquisition of Santarus. The 2021 Notes are governed by terms contained in an Indenture.

Upon closing, the Company placed the gross proceeds from the sale of the 2021 Notes into a secured escrow account, and they are recorded as restricted cash on the consolidated balance sheet. The Company completed its previously announced tender offer for all outstanding shares of common stock of Santarus, Inc., at a purchase price of $32.00 per share on January 2, 2014. Concurrently with completion of the tender offer, the proceeds in the escrow account were released to fund the acquisition. The 2021 Notes are unsecured obligations of the Company. Promptly following the acquisition of Santarus, Santarus and certain current subsidiaries of the Company became guarantors of the 2021 Notes on a senior unsecured basis.

Concurrently with the issuance of the 2021 Notes, the Company, the guarantors, and Jefferies LLC, as the representative of the initial purchasers of the 2021 Notes, entered into a registration rights agreement whereby the Company and the guarantors agreed to file with the Securities and Exchange Commission a registration statement relating to a registered offer to exchange the 2021 Notes for a new series of the Company’s notes in the same aggregate principal amount as, and with terms substantially identical in all respects to, the 2021 Notes. The agreement provided for the accrual of additional interest if an exchange offer registration statement for the 2021 Notes was not declared effective by November 27, 2014 or if the Company did not complete an exchange offer by December 26, 2014. Because the exchange offer registration statement was not declared effective by November 27, 2014, additional interest began accruing on the 2021 Notes on November 28, 2014, at a rate of 0.25% per year until the first 90-day period after such date. The amount of additional interest will increase by an additional 0.25% per year for each subsequent 90-day period during which the exchange offer registration statement is not declared effective or the exchange offer is not completed, up to a maximum of 1.00% per year. The amount of additional interest will not increase because more than one registration default under the registration rights agreement has occurred and is pending.

At any time prior to January 15, 2017, the Company may, at its option, redeem some or all of the 2021 Notes at a redemption price of 100% of the principal amount thereof, plus a make-whole premium set forth in the Indenture and accrued and unpaid interest, if any, to the redemption date. Beginning January 15, 2017 the Company may redeem the 2021 Notes, in whole or in part, at redemption prices (expressed as percentages of principal amount) equal to 104.5%, 103.0%, 101.5% and 100.0% for the 12-month periods beginning on January 15, 2017, January 15, 2018, January 15, 2019 and January 15, 2020, respectively, plus accrued and unpaid interest, if any. At any time prior to January 15, 2017, the Company also may redeem up to 35% of the principal amount of the 2021 Notes at a redemption price equal to 106.00% of the principal amount thereof plus accrued and unpaid interest, if any, with the net cash proceeds of certain equity offerings.

The Indenture contains covenants that restrict the ability of the Company and certain of its subsidiaries to, among other things: (i) borrow money or issue preferred stock; (ii) pay dividends or make other payments or distributions on equity or purchase, redeem or otherwise acquire equity; (iii) make principal payments on, or purchase or redeem subordinated indebtedness prior to any scheduled principal payment or maturity; (iv) make certain investments; (v) create liens on their assets; (vi) sell their assets; (vii) enter into certain transactions with affiliates; (viii) engage in unrelated businesses and (ix) consolidate, merge or sell substantially all of the Company’s assets. These covenants are subject to a number of exceptions and qualifications, including the fall away of certain of these covenants if the 2021 Notes receive an investment grade credit rating in the future. The Indenture also requires the Company to make an offer to repurchase the 2021 Notes upon the occurrence of certain events constituting either a change of control that reduces the Company’s credit rating or an asset sale.

The fair value of the 2021 notes was approximately $ 770.7 million at December 31, 2014.

Credit Agreement

On January 2, 2014, the Company entered into a credit agreement, or the Credit Agreement, with Jefferies Finance LLC, as collateral agent, or the Collateral Agent, and administrative agent, and the lenders party thereto, providing for (i) a $1.2 billion six year senior secured term loan facility, or the Term Loan B Facility, and (ii) a $150.0 million five-year senior secured revolving credit facility, or the Revolving Credit Facility, and together with the Term Loan B Facility, the Senior Secured Facilities. The proceeds of the Term Loan B Facility were used to fund a portion of the purchase price of the tender offer for Santarus. The proceeds of the Revolving Credit Facility can be used in the future for working capital and general corporate purposes, including permitted investments and acquisitions.

In connection with the entry by the Company into the Credit Agreement, the Company and Oceana, Santarus, and Salix Pharmaceuticals, Inc., collectively referred to as the Guarantors, have entered into a Guarantee and Collateral Agreement, dated January 2, 2014, or the Guarantee and Collateral Agreement, with the Collateral Agent, pursuant to which (i) each of the Guarantors has guaranteed the obligations of the Company under the Credit Agreement and the obligations of each of the other Guarantors under the Guarantee and Collateral Agreement and (ii) the Company and each of the Guarantors has granted to the Collateral Agent, for the benefit of the lenders under the Credit Agreement, a first priority security interest in substantially all of its assets.

The term loans under the Term Loan B Facility are subject to quarterly amortization equal to 1.25% of the original aggregate principal amount thereof and the remaining principal balance is due and payable on January 2, 2020 unless earlier prepaid. The Senior Secured Facilities bear interest at an annual rate of, at the Company’s option, either (i) Adjusted LIBOR (as defined by the Credit Agreement), with a floor of 1.00%, plus a margin of 3.25% or (ii) the highest of (A) the Wall Street Journal’s published “U.S. Prime Lending Rate,” (B) the Federal Funds Effective Rate (as defined by the Credit Agreement) in effect on such day plus 0.50%, (C) one-month Adjusted LIBOR plus 1.00% per annum and (D) 2.00%, in each case plus a margin of 2.25%. If the ratio of the Company’s consolidated total debt to consolidated EBITDA, or the Total Leverage Ratio, is less than 3.75 to 1.00, the margins will be reduced by 25 basis points.

The Company is required to prepay term loans under the Term Loan B Facility with (i) 100% of the proceeds of asset sales not reinvested within generally one year, (ii) 100% of the proceeds from certain debt financings and (iii) 50% of Excess Cash Flow (as defined in the Credit Agreement). The percentage of Excess Cash Flow that must be used to prepay the Term Loan B Facility decreases to 25% if the Total Leverage Ratio is less than 3:50 to 1:00 and to zero if the Total Leverage Ratio is less than 2:50 to 1:00. The Company made no prepayments during the year ended December 31, 2014.

The Credit Agreement includes customary affirmative and negative covenants, including restrictions on additional indebtedness, liens, investments, asset sales, stock buybacks and dividends, mergers, consolidations, and transactions with affiliates and capital expenditures. The negative covenants are generally subject to various exceptions. The Credit Agreement does not include any financial maintenance covenants, with the exception that if 25% or more of the Revolving Credit Facility is being utilized, a Total Leverage Ratio requirement (measured as of the last day of each quarter), which decreases over time, must be satisfied. At December 31, 2014 the Company was not in compliance with the Total Leverage Ratio requirement, which means we are unable to utilize more than 25% of the Revolving Credit Facility. Accordingly, we may be required to seek other sources of financing, which may not be available on acceptable terms or at all. The carrying value of the term loans under the Term Loan B Facility approximated their fair value as of December 31, 2014.

(8) STOCKHOLDERS’ EQUITY

Preferred Stock

A total of 5,000,000 shares of preferred stock are authorized and issuable. No shares of preferred stock were issued or outstanding as of December 31, 2014 or 2013.

Common Stock

As of December 31, 2014 the Company was authorized to issue up to 300,000,000 shares of $0.001 par value common stock. As of December 31, 2014 and 2013, there were 63,826,685 and 62,937,966 shares of common stock issued and outstanding, respectively.

Stockholder Rights Plan

On January 9, 2003, the Company’s board of directors adopted an updated stockholder rights plan. Consequently, the Board authorized the redemption, effective on January 20, 2003, of rights under its existing stockholder rights plan for $0.0001 per right. Pursuant to the updated plan, stock purchase rights were distributed to stockholders at the rate of one right with respect to each share of common stock held of record as of January 20, 2003. The rights plan was designed to enhance the Board’s ability to prevent an acquirer from depriving stockholders of the long-term value of their investment and to protect stockholders against attempts to acquire the Company by means of unfair or abusive takeover tactics. The rights would only have become exercisable based upon certain limited conditions related to acquisitions of stock, tender offers and business combinations involving the Company. This stockholder rights plan expired, in accordance with its terms, on January 9, 2013.

Stock Plans

The Company’s 1994 Stock Plan, or the 1994 Plan, was adopted by the Board of Directors in March 1994 and approved by the stockholders in March 1995. The Company’s 1996 Stock Plan, or the 1996 Plan, was adopted by the Board of Directors and approved by the Company’s stockholders in February 1996 and amended, with stockholder approval, in July 2004. The Company’s 2005 Stock Plan (the “2005 Plan”) was adopted by the Board of Directors in April 2005, approved by the stockholders in June 2005 and amended, with stockholder approval, in June 2009. Under both the 1994 Plan and the 2005 Plan, the Company is authorized to grant either stock options or restricted shares, while the 1996 Plan authorizes only the grant of stock options. Stock options expire no later than ten years from the date of grant.

Option exercise prices must be at least 100% of the fair market value on the date of grant. If, at the time the Company grants an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price for an incentive stock option must be at least 110% of the fair market value and the option may not be exercisable more than five years after the date of grant. The options generally become exercisable over a four year period, with 1/4 of the shares vesting on each grant date anniversary during this period. Options may be granted with different vesting terms as determined by the board of directors. Since inception of the Company’s 1994 Plan, 1996 Plan and 2005 Plan, the Company’s stock option grants were all at fair market value. See “Stock Based Compensation” below for information about the terms of our restricted stock grants.

Stock-Based Compensation

At December 31, 2014, the Company had one active share-based compensation plan, the 2014 Stock Plan, which was approved and adopted during the second quarter of 2014, allowing for the issuance of stock options and restricted stock. The Company estimates the fair value of share-based payment awards on the date of the grant. The Company recognizes cost over the period during which an employee is required to provide service in exchange for the award.

Starting in 2006, the Company began issuing restricted shares to employees, executives and directors of the Company. The restrictions on the restricted stock lapse according to one of two schedules. For employees and executives of the Company, restrictions lapse 25% annually over four years or 33% over 3 years. For Board members of the Company, restrictions lapse 100% after one year. The fair value of the restricted stock was determined using the stock price on the date of grant and is being expensed on a straight-line basis over the period using an assumed forfeiture rate of 9.4% during which the restrictions lapse. For the years ended December 31, 2014, 2013 and 2012, the Company recognized $41.5 million, $26.2 million and $21.2 million in share based compensation expense related to the restricted shares, respectively. As of December 31, 2014, the total amount of unrecognized compensation cost related to nonvested restricted stock awards, to be recognized as expense subsequent to December 31, 2014, was approximately $103.7 million, and the related weighted-average period over which it is expected to be recognized is approximately 3 years.

Aggregate stock plan activity is as follows:

		Stock Options		Restricted Shares		Stock Options and Restricted Shares
	Total Shares Available For Grant	Number	Weighted Average Price	Number Subject to Issuance	Weighted Average Price	Number	Weighted Average Price
Balance at December 31, 2011	1,005,853	1,612,451	$13.54	1,620,160	$29.08	3,232,611	$21.33
Granted	(699,204)	—	—	699,204	$50.18	699,204	$50.18
Additional shares authorized	3,000,000	—	—	—	—	—	—
Exercised	—	(850,204)	$10.03	—	—	(850,204)	$10.03
Vested	—	—	—	(536,981)	$22.75	(536,981)	$22.75
Canceled/forfeited	192,809	—	—	(192,809)	$41.91	(192,809)	$41.91

Balance at December 31, 2012	3,499,458	762,247	$17.46	1,589,574	$38.94	2,351,821	$31.98
Granted	(657,959)	—	—	657,959	$50.87	657,959	$50.87
Exercised	—	(263,754)	$16.00	—	—	(263,754)	$16.00
Vested	—	—	—	(585,238)	$29.42	(585,238)	$29.42
Canceled/forfeited	190,040	—	—	(190,040)	$47.81	(190,040)	$47.81

Balance at December 31, 2013	3,031,539	498,493	$18.23	1,472,255	$46.91	1,970,748	$39.66
Additional shares authorized	1,500,000	—	—	—	—	—	—
Granted	(974,041)	—	—	974,041	$125.27	974,041	$125.27
Exercised	—	(388,777)	$18.31	—	—	(388,777)	$18.31
Vested	—	—	—	(498,425)	$36.58	(498,425)	$36.58
Canceled/forfeited	138,048	(4,517)	$23.87	(133,531)	$87.21	(138,048)	$85.14

Balance at December 31, 2014	3,695,546	105,199	$17.70	1,814,340	$88.85	1,919,539	$84.95

Exercise prices for options outstanding as of December 31, 2014 ranged from $17.45 to $22.40 per share.

	Options Outstanding and Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Yrs)	Weighted Average Exercise Price
$17.45 – 17.73	101,931	0.47	$17.01
$21.33 – 22.40	3,268	0.02	$0.69

	105,199	0.49	$17.70

At December 31, 2014, there were 105,199 exercisable options with a weighted average exercise price of $17.70. At December 31, 2013, there were 498,493 exercisable options with a weighted average exercise price of $17.66. At December 31, 2012, there were 762,247 exercisable options with a weighted average exercise price of $17.47.

For the year ended December 31, 2014, 0.4 million shares of the Company’s outstanding stock with a market value of $42.8 million were issued upon the exercise of stock options. For the year ended December 31, 2013, 0.3 million shares of the Company’s outstanding stock with a market value of $15.6 million were issued upon the exercise of stock options. For the year ended December 31, 2012, 0.9 million shares of the Company’s outstanding stock with a market value of $41.3 million were issued upon the exercise of stock options. The Company recognized no share-based compensation expense related to stock options for the years ended December 31, 2014, 2013 or 2012, nor any excess tax benefit from stock-based compensation for the year ended December 31, 2014. The Company had excess tax benefit from stock-based compensation of $9.7 million and $11.0 million in the year ended December 31, 2013 and December 31, 2012, respectively. The total intrinsic value of options exercised for the years ended

December 31, 2014, 2013 and 2012 was $35.7 million, $11.4, and $32.8 million, respectively. As of December 31, 2014, there was no unrecognized compensation cost for stock options due to the fact that all stock options were fully vested as noted above. For the years ended December 31, 2014, 2013 and 2012, the Company received $7.1 million, $4.2 million and $8.5 million in cash from stock option exercises, respectively.

The following table summarizes stock-based compensation expense incurred for the years ended December 31, in thousands:

	2014	2013	2012
Research and development	$4,970	$3,480	$2,614
Selling, general and administrative	36,483	22,674	18,588

Total	$41,453	$26,154	$21,202

(9) INCOME TAXES

The provision for (benefit from) income taxes in the accompanying consolidated statements of comprehensive income for the years ended December 31, 2014, 2013 and 2012 consisted of the following (in thousands):

	2014	2013	2012
Current:
Federal	$(3,680)	$93,403	$38,414
State	(2,041)	19,413	13,751

Total current taxes	(5,721)	112,816	52,165

Deferred:
Federal	(216,703)	(42,825)	4,237
State	(26,249)	(8,514)	(8,820)

Total deferred taxes	(242,952)	(51,339)	(4,583)

Total tax expense (benefit)	$(248,673)	$61,477	$47,582

A reconciliation of the statutory income tax rate to the effective income tax rate is as follows:

	2014	2013	2012
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	2.7%	4.0%	3.5%
Federal research and development credit	1.2%	(3.1)%	—
Change in deferred tax estimate	(0.4)%	(0.6)%	(1.1)%
Debt costs	—	(0.7)%	(8.5)%
Change in tax status	—	—	0.8%
Change in reserve for uncertain tax positions	(0.4)%	(4.9)%	11.4%
Non-deductible section 162(m) limitation	(0.3)%	0.8%	1.2%
Non-deductible meals and entertainment	(0.4)%	0.8%	1.3%
Non-deductible transaction costs	(0.3)%	—	—
Provision to return adjustments	0.5%	0.5%	0.9%
Change in valuation allowance	(0.3)%	0.1%	(2.0)%
Other non-deductible expenses	0.2%	—	0.1%

	37.5%	31.9%	42.6%

The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset at December 31, 2014 and 2013 are as follows (in thousands):

	2014	2013
Deferred Tax Assets:
Research and development credits	$7,537	$—
Net operating loss carryforwards	220,781	9,148
Capitalized research and development expenses	19	81
Other credits	2,987	102
Intangible assets	67,125	28,846
Debt discount and Issuance costs	1,986	—
Timing differences, including reserves, accruals, and writeoffs	195,729	116,242

Total gross deferred tax assets	496,164	154,419
Less: Valuation allowance	(8,295)	(6,005)

Deferred tax assets	487,869	148,414

Deferred Tax Liabilities:
Property, plant & equipment	(6,035)	(8,362)
Debt discount and issuance costs	(2,805)	(7,565)
481 (a) adjustments	—	(971)
Intangible assets acquired in Oceana transaction	(525,519)	(85,692)
Timing differences, including reserves, accruals, and writeoffs	(30,347)	(2,482)

Deferred tax liabilities	(564,706)	(105,072)

Net deferred tax asset (liability)	$(76,837)	$43,342

The following table presents the breakdown between current and non-current deferred tax assets (liabilities) (in thousands):

	2014	2013
Current deferred tax asset	$207,679	$85,788
Non current deferred tax liability	(284,516)	(42,446)

Net deferred tax asset (liability)	$(76,837)	$43,342

On January 2, 2014, the Company acquired the stock of Santarus, Inc. in a non-taxable transaction. Associated with the acquisition, the Company has booked a net deferred tax liability of $363.1 million. Please see Note 2 for further discussion of the acquisition.

The amounts recorded as gross deferred tax assets as of December 31, 2014 and 2013 represent the amount of tax benefits of existing deductible temporary differences and carryforwards that are more likely than not to be realized through the generation of sufficient future taxable income within the carryforward period. Significant management judgment is required in determining any valuation allowance recorded against deferred tax assets. During the quarter ended December 31, 2014 the Company generated a loss that resulted in a 3-year cumulative loss position. Management concluded that it was more likely than not that the Company would not be able to utilize certain state net operating losses. Therefore the Company established an additional valuation allowance of $1.4 million that resulted in additional income tax expense. The Company will continue to provide a valuation allowance for a portion of the net deferred tax assets related to certain state net operating loss carryforwards that existed in prior years. The Company will continue to reassess the ability to realize the deferred tax benefits on a quarterly basis. If it is more likely than not that the Company will not realize the deferred tax benefits, then all or a portion of the valuation allowance might need to be re-established, which would result in a charge to incometax expense. Management did not release any portion of the valuation allowance in 2014 against pre-existing state net operating losses.

As of December 31, 2014, the Company had U.S. federal net operating loss carryforwards of $597.5 million. Of this amount, approximately $523.6 million was acquired through the Santarus acquisition. The Company does not expect the losses to be limited by Section 382 of the Internal Revenue Code. Of the Company’s remaining net operating loss carryforwards of approximately $73.9 million, approximately $45.0 million relates to excess stock option benefit which, if and when realized, will credit additional paid-in capital. The Company expects to utilize all of the federal net operating loss carryforwards prior to their expiration.

The Company has non-U.S. tax losses, which at December 31, 2014 totaled approximately $12.0 million. The Company provides a full valuation allowance against the non-U.S. tax losses. At December 31, 2014, the Company also had state net operating loss carryforwards available to offset future taxable income of approximately $818.8 million. The Company’s state net operating loss carryforwards are expected to begin expiring in 2015. As mentioned above, certain of these state net operating loss carryforwards have valuation allowances set up against them. The Company also has minimum tax credit carryforwards of approximately $2.9 million and research and development tax credit carryforwards of $14 million.

The following table summarizes the activity related to the Company’s unrecognized tax benefits for the years ended December 31, 2014, 2013 and 2012 (in thousands):

	2014	2013	2012
Balance at January 1	$9,663	$20,620	$7,833
Acquisitions	3,417	—	—
Increases related to prior year tax positions	761	857	527
Increases related to current year tax positions	2,386	852	12,440
Decreases related to prior year tax positions	(307)	(12,666)	(180)
Decreases related to tax settlements with taxing authorities	—	—	—

Balance at December 31	$15,920	$9,663	$20,620

The Company’s unrecognized tax benefits as of December 31, 2014, which, if recognized, would affect the Company’s effective tax rate are approximately $16.6 million. In connection with the acquisition of Santarus, Inc., the Company increased its unrecognized tax benefit by $3.4 million. In addition, the Company increased its unrecognized tax benefit related to the federal research and development tax credit for tax years 2013 and 2014. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. The Company has recorded $0.8 million of interest expense and no penalties have been recorded by the Company through December 31, 2014. During 2014, the Company reduced its unrecognized tax benefit by $0.3 million. The reduction was related to a decrease in a prior year tax position. The Company’s net unrecognized tax benefits could change significantly due to tax benefits and liabilities that may be effectively settled within the next 12 months. The results and timing of the settlements is highly uncertain and the Company is unable to estimate the range of the possible changes to the balance of unrecognized tax benefits.

The Company files a consolidated U.S. federal income tax return, Irish Corporate Tax return for the Company’s Irish subsidiary, and consolidated and separate company income tax returns in many U.S. state jurisdictions. Generally, the Company is no longer subject to federal and state income tax examinations by U.S. tax authorities for years prior to 1994. The Company received a notice in January 2014 that the Internal Revenue Service will be auditing the 2011 tax year. As of December, 31, 2014, the examination of tax year 2011 had not been finalized.

(10) SIGNIFICANT CONCENTRATIONS

The Company operates in a single industry acquiring, developing and commercializing prescription drugs and medical devices used in the treatment of a variety of gastrointestinal diseases, which are those affecting the digestive tract. The Company’s principal financial instruments subject to potential concentration of credit risk are accounts receivable, which are unsecured, and cash equivalents. The Company’s cash equivalents consist primarily of money market funds. The amount of bank deposits might at times exceed the FDIC insurance limits.

The Company’s primary customers are wholesale pharmaceutical distributors and retail pharmacy chains in the United States.

Total revenues from customers representing 10% or more of total revenues for the respective years, are summarized as follows:

	Year Ended December 31,
	2014	2013	2012
Customer 1	39%	33%	37%
Customer 2	26%	28%	36%
Customer 3	18%	16%	16%
Customer 4	—	14%	—

Additionally, approximately 59% and 90% of the Company’s accounts receivable balances were due from these four customers at December 31, 2014 and 2013, respectively.

Under the Company’s supply agreement with Alfa Wassermann, the Company is obligated to purchase from Alfa Wassermann bulk rifaximin drug substance, the active pharmaceutical ingredient in Xifaxan 200mg rifaximin tablets and Xifaxan 550mg rifaximin tablets, until the later of December 31, 2016, and the date on which either party gives not less than 12 months’ written notice of termination to the other party. The Company’s supply of rifaximin drug substance supplied by Alfa Wassermann is manufactured by ZaCh Systems in Lonigo, Italy, and Sanofi-Aventis in Brindisi, Italy. Under a supply agreement with Lupin, the Company is obligated to purchase 50% of its annual requirements of bulk rifaximin drug substance from Lupin, subject to certain minimum purchase requirements. Under the Company’s supply agreement with Olon, beginning in 2017, the Company is obligated to purchase from Olon, and Olon is obligated to supply, 25% of the Company’s annual requirements of bulk rifaximin drug substance, subject to certain minimum purchase requirements. Rifaximin is converted into Xifaxan drug product under a supply agreement with Patheon, Inc. in Whitby, Ontario. Bulk Xifaxan tablets are packaged into finished Xifaxan commercial bottles by Patheon and packaged into Xifaxan commercial blister packs by Pharma Packaging Solutions in Norris, Tennessee.

PharmaZell supplies the Company with bulk mesalamine active ingredient. Under a long-term supply agreement with Catalent Pharma Solutions in Winchester, Kentucky, Catalent converts this mesalamine into the Company’s commercial supply of bulk Apriso, 375mg mesalamine capsules. The bulk Apriso capsules are then packaged into finished Apriso commercial bottles by Pharma Packaging Solutions in Norris, Tennessee.

Cosmo Technologies, Ltd., located in Italy, manufactures and supplies all of our bulk drug product requirements for Uceris. The Company has agreed to purchase such requirements exclusively from Cosmo during the term of our license agreement with Cosmo. The term of the supply agreement continues for so long as the license agreement with Cosmo for Uceris remains in effect. The agreement may be terminated under certain other specified circumstances. The Company relies on Patheon in Puerto Rico for the commercial bottling and packaging of Uceris bottles, and Packaging Coordinators, Inc. for the blister packing for Uceris.

Under the Company’s supply agreement with Actavis, Inc. and Novel in Somerset, New Jersey, Novel produces its commercial supply of finished MoviPrep kits.

Under the Company’s supply agreement with Novel, Novel produces its commercial supply of bulk OsmoPrep tablets, which are then packaged into finished OsmoPrep commercial bottles by Pharma Packaging Solutions in Norris, Tennessee.

Union Quimico Farmaceutica, S.A. in Spain supplies the Company with omeprazole, the active pharmaceutical ingredient used to manufacture Zegerid. The Company relies on Norwich, located in New York, as the sole third-party manufacturer of the brand and related authorized generic Zegerid capsules product. The supply agreement with Norwich continues in force indefinitely unless terminated by either party with 18 months’ prior written notice. The agreement may also be terminated under certain other specified circumstances.

A Patheon facility in Whitby, Ontario manufactures the Company’s supply of Zegerid powder for oral suspension. The supply agreement will continue in force indefinitely, unless terminated by either party with 18 months’ prior written notice or under certain other specified circumstances. Neither party has provided written notice to the other party regarding termination of this supply agreement.

Under an authorized generic agreement with Prasco LLC, or Prasco, the Company supplies authorized generic of prescription Zegerid capsules to Prasco, and Prasco is responsible for invoicing and distribution to pharmaceutical wholesalers and other customers. In April 2010, as part of its contingency plan to prepare for a possible launch of a generic version of our Zegerid prescription products, Santarus entered into a distribution and supply agreement with Prasco that granted Prasco the right to distribute and sell an authorized generic version of Santarus’ Zegerid prescription products in the U.S. Under the terms of the agreement, which was amended in November 2012, Prasco is obligated to use commercially reasonable efforts to distribute and sell such products in the U.S. and, it has agreed to purchase all of its authorized generic product requirements from Santarus and to pay Santarus a specified invoice supply price for such products. Prasco is also obligated to pay Santarus a significant percentage of the gross margin on sales of the authorized generic products. The term of the distribution and supply agreement will continue until June 2015, five years after the date of launch of the first authorized generic product, with automatic one year renewals thereafter unless either party elects not to renew by giving notice at least six months prior to the expiration of the applicable renewal period. The distribution and supply agreement may also be terminated under certain other specified circumstances. In the event of termination, the rights granted to Prasco associated with the authorized generic products will cease.

Farmhispania, S.A. in Spain supplies the Company with the metformin hydrochloride used to manufacture Glumetza. The Company relies on a Patheon facility located in Puerto Rico as the sole third party manufacturer of Glumetza 500 mg. The initial term of the manufacturing agreement with Patheon expired in June 2014, but the agreement was automatically renewed for an additional two-year term, as neither party gave 12 months’ written notice to terminate to the other party. The agreement may be terminated if other party provides such written notice of termination to the other party or under certain other specified circumstances.

The Company relies on Valeant in Canada to manufacture Glumetz 1000 mg.

Relistor SI in a vial presentation is produced in bulk by Patheon in North Carolina and then packaged into finished Relistor single vials or vial kits by Packaging Coordinators, Inc. Relistor subcutaneous injection in a pre-filled syringe presentation is produced and packaged into finished Relistor kits by Vetter Pharma International GmbH in Ravensburg, Germany. The drug substance for these Relistor subcutaneous injection presentations is supplied by Mallinckrodt, a subsidiary of Covidien, in St. Louis, Missouri.

Both Deflux and Solesta are produced and packaged into finished Deflux and Solesta kits, respectively, by Q-Med, a division of Galderma, in Uppsala, Sweden.

The Company obtains the raw material needed to manufacture Fulyzaq from several suppliers in South America, which is provided to Glenmark. Under the Company’s supply agreement with Glenmark, in Mumbai, India, Glenmark then supplies the Company with Fulyzaq drug substance. Under a long term supply agreement with Patheon in Cincinnati, Ohio, crofelemer drug substance is converted into Fulyzaq tablets and then packaged into commercial bottles.

Euticals S.p.A. in Italy supplies the Company with the active pharmaceutical ingredient used to manufacture Cycloset. The Company relies on a Patheon facility in Cincinnati, Ohio as the sole third-party commercial manufacturer and packager for Cycloset. The agreement expires in December 2016, and thereafter automatically continues for two-year renewal terms, unless 18 months’ prior written notice is provided by either party. The agreement may also be terminated under certain other specified circumstances.

Pharming oversees product manufacturing and supply of Ruconest. In turn, Pharming utilizes certain of its own facilities as well as third-party manufacturing facilities for supply, all of which are located in Europe.

With respect to the Company’s methylnaltrexone bromide tablet formulation and the Company’s methylnaltrexone bromide multi-dose pen subcutaneous injection formulation, all of which are currently under development, the Company plans to negotiate commercial supply agreements with the manufacturers who produced the drug substance and drug product for the Phase 3 clinical trial material, or the manufacturers who produced the pivotal registration batches, if these products receive FDA approval.

(11) 401(k) PLAN

In 1996, the Company adopted the Salix Pharmaceuticals, Inc. 401(k) Retirement Plan. Eligible participants may elect to defer a percentage of their compensation. From inception through June 2006, the Company matched up to 50% of participant deferrals up to 6% of the participant’s compensation. From July 2006 through June 2014, the

Company matched up to 75% of participant deferrals up to 6% of the participant’s compensation. Effective July 2014, the Company matches up to 100% of participant deferrals up to 6% of the participant’s compensation. The Company’s total matching contributions for all participants were approximately $4.2 million, $2.4 million and $2.1 million in 2014, 2013 and 2012, respectively. Additional discretionary employer contributions may be made on an annual basis.

(12) COMMITMENTS

At December 31, 2014, the Company had binding purchase order commitments for inventory purchases aggregating approximately $162.0 million over the next five years, which includes any minimum purchase commitments under our manufacturing agreements. Actual payments for the purchases related to these manufacturing agreements were $276.3 million, $181.8 million and $145.6 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Lease Agreements

In February 2011 the Company entered into a lease for approximately 127,000 square feet for a corporate headquarters in Raleigh, North Carolina, which began in September 2011 and expires in 2023. In February 2011 the Company extended the lease on its former corporate headquarters located in Raleigh, North Carolina, of approximately 26,000 square feet of office space to 2018, and in October 2011 the Company leased an additional 12,000 square feet in this building. In 2012 the Company leased an additional 5,000 square feet in this building, and an additional 45,000 square feet in 2013. The Company leases office facilities, primarily its headquarters discussed above, under various non-cancelable operating leases, the last of which expires in 2023. Certain of these leases contain future payment obligations that escalate over time. Rent expense was approximately $8.7 million, $3.7 million and $3.1 million for the years ended December 31, 2014, 2013 and 2012, respectively.

As of December 31, 2014, future minimum payments for leases were as follows (in thousands):

Years ending December 31,	Operating Leases
2015	$7,741
2016	7,509
2017	7,325
2018	6,949
2019	7,908
Thereafter	20,161

Total future minimum payments required	$57,593

Potential Milestone Payments

The Company has entered into collaborative agreements with licensors, licensees and others. Pursuant to the terms of these collaborative agreements, the Company is obligated to make one or more payments upon the occurrence of certain milestones. The following is a summary of the material payments that the Company might be required to make under its collaborative agreements if certain milestones are satisfied.

Amended and Restated License Agreement with Alfa Wassermann S.p.A—In August 2012 the Company amended its 1996 License Agreement with Alfa Wassermann to develop rifaximin. The Restated Agreement provides the Company with an exclusive license to develop and commercialize rifaximin products for Crohn’s disease in the United States and Canada and a non-exclusive license to develop such products worldwide. The Company paid Alfa a non-refundable upfront fee of $10.0 million in August 2012, and is obligated to make a $25.0 million milestone payment upon receipt of marketing authorization in the United States for a rifaximin product for Crohn’s, and additional milestone payments of up to $200.0 million based on net sales of rifaximin products for Crohn’s. No milestone payments had been earned or made as of December 31, 2014.

License Agreement with Dr. Falk Pharma GmbH for budesonide—In March 2008, the Company entered into a license agreement with Dr. Falk Pharma that provides the Company with an exclusive license to develop and commercialize Dr. Falk Pharma’s budesonide rectal foam product in the United States. This product has patent protection in the United States until 2015. Pursuant to the license agreement the Company is obligated to make an upfront payment and regulatory milestone payments that could total up to $9.5 million to Dr. Falk Pharma, with the majority contingent upon U.S. regulatory approval of a foam product. On October 7, 2014, the FDA granted Salix approval for Uceris budesonide rectal foam for the induction of remission in patients with active mild-to-moderate distal ulcerative colitis. As of December 31, 2014, the Company had made all of the required milestone payments to Dr. Falk Pharma.

Development, Commercialization and License Agreement with Lupin Ltd—In September 2009, the Company entered into a Development, Commercialization and License Agreement with Lupin for Lupin’s proprietary drug delivery technology for rifaximin. The Company made an upfront payment of $5.0 million to Lupin upon execution of this agreement.

In March 2011, the Company entered into an amendment and restatement of its Development, Commercialization and License Agreement with Lupin, and further amended it in February 2013, as so amended, the Amended License Agreement. The Amended License Agreement replaces in its entirety the September 2009 agreement. This agreement provides that the Company is obligated to pay Lupin an additional upfront payment of $10.0 million, milestone payments that could total up to $53.0 million over the term of the agreement and royalties in connection with the commercialization of relevant products. During the portion of the term of the Amended License Agreement ending September 30, 2019, the Company must pay Lupin a minimum quarterly payment unless specified payments by the Company to Lupin during that quarter exceed that amount. The Company is permitted to charge against such minimum quarterly payments as it makes in respect of quarters beginning on or after January 1, 2012, the purchase price for certain rifaximin to be supplied to it by Lupin pursuant to a Rifaximin Manufacturing and Supply Agreement into which the Company and Lupin entered in September 2009 and subsequently amended. In the event the Company should exercise its right to terminate the Amended License Agreement for convenience, it must pay Lupin as an early termination fee a specified portion of the minimum quarterly payments payable by it to Lupin through September 30, 2019, that have not been paid or otherwise satisfied as of the date of termination. As of December 31, 2014, the Company had paid the additional $10.0 million upfront payment. The milestone payments are contingent upon achievement of certain clinical and regulatory milestones.

License Agreement with Napo Pharmaceuticals, Inc.—In December 2008 the Company entered into a collaboration agreement with Napo. Pursuant to the agreement, the Company has an exclusive, royalty-bearing license to crofelemer for the treatment of HIV-associated diarrhea and additional indications of pediatric diarrhea and acute infectious diarrhea in a specified territory. The Company also has a non-exclusive, worldwide, royalty-bearing license to use Napo-controlled trademarks associated with crofelemer. The Company has made an initial payment of $5.0 million to Napo and will make up to $50.0 million in milestone payments to Napo contingent on regulatory approvals and up to $250.0 million in milestone payments contingent on reaching certain sales thresholds. The Company is responsible for the development costs of crofelemer, but costs exceeding $12.0 million for development of crofelemer used for the HIV-associated diarrhea indication will be credited towards regulatory milestones and thereafter against sales milestones. On December 31, 2012, the FDA granted marketing approval for this product, under the trade name Fulyzaq. At December 31, 2013 development costs exceeded $12.0 million by more than the amount of the milestone due upon FDA marketing approval, therefore there was no payment due to Napo.

License and Supply Agreement with Norgine B.V.—In December 2005, the Company entered into a license and supply agreement with Norgine for the rights to sell NRL944, a bowel cleansing product the Company now markets in the United States under the trade name MoviPrep. Pursuant to the terms of this agreement, the Company is obligated to make upfront and milestone payments to Norgine that could total up to $37.0 million over the term of the agreement. As of December 31, 2014, the Company had paid $27.0 million of milestone payments. The remaining milestone payments are contingent upon reaching sales thresholds that have not been satisfied.

License Agreement with Photocure ASA—In October 2010, the Company entered into a license agreement with Photocure for the worldwide exclusive rights, excluding the Nordic region, to develop and commercialize LumacanTM for diagnosing, staging or monitoring gastrointestinal dysplasia or cancer. The Company made an initial payment of $4.0 million to Photocure, and will be responsible for development costs of Lumacan, but Photocure agreed to reimburse the Company up to $3.0 million for certain out-of-pocket costs. In December 2012 the Company made a $4.5 million milestone payment. In 2014, the Company and Photocure agreed to terminate the license agreement to develop and commercialize Lumucan in exchange for a payment by the Company to Lumacan of $5.0 million.

License Agreement with Progenics Pharmaceuticals, Inc.—In February 2011, the Company acquired an exclusive worldwide license to develop and commercialize the products containing methylnaltrexone bromide, or the MNTX Compound, marketed under the name Relistor®, from Progenics. The Company paid Progenics an up-front license fee payment of $60.0 million. In addition, the Company is obligated to pay development milestone payments of up to $90.0 million contingent upon achieving specified regulatory approvals and commercialization milestone payments of up to $200.0 million contingent upon achieving specified targets for net sales over the term of the agreement. The Company made a $40.0 million milestone payment to Progenics in October 2014 upon FDA approval of Relistor SIfor the treatment of OIC in patients taking opioids for chronic non-cancer pain.

License Agreements and Stock Purchase Agreement with Q-Med—In connection with the Company’s acquisition of Oceana Therapeutics, Inc. in December 2011, the Company acquired two license agreements with Q-Med, which provide it the worldwide right to commercialize Deflux and Solesta. Under a stock purchase agreement with Q-Med that was assumed in connection with the Oceana transaction, the Company is obligated to pay commercialization milestone payments of up to $45.0 million contingent upon achieving specified targets for net sales of Solesta over the term of the agreement. No milestone payments had been earned or made as of December 31, 2014.

License Agreement with Cosmo Technologies Limited—In December 2008, Santarus entered into a strategic collaboration with Cosmo, including a license agreement, stock issuance agreement and registration rights agreement, under which Santarus was granted exclusive rights to develop and commercialize Uceris in the United States. In November 2013, Santarus, Cosmo, and the Company amended the original license agreement in connection with the Company’s acquisition of Santarus, and Cosmo Tech consented to the development, promotion and marketing in the United States by the Company, Santarus and any of their subsidiaries of budesonide products, provided that the Company, Santarus and their subsidiaries would be prohibited from developing, promoting or marketing an oral formulation budesonide product other than Uceris for human use. In addition, the parties agreed to the termination of the stock issuance and registration rights agreements. To date, Santarus has made upfront licensing and milestone payments to Cosmo under the license agreement, as amended, consisting of $9.5 million in cash. Certain milestone payments under the original license agreement were paid in Santarus stock. In the future, Santarus may be required to pay Cosmo in cash commercial milestones for Uceris of up to $22.5 million. As of December 31, 2014 $22.5 million of the milestone payments had been earned.

License Agreement with University of Missouri—In January 2001, Santarus entered into an exclusive, worldwide license agreement with the University of Missouri for patents and pending patent applications relating to specific formulations of proton pump inhibitors with antacids and other buffering agents and methods of using these formulations. Under the terms of the license agreement, Santarus has paid to the University of Missouri $8.5 million in upfront licensing and milestone payments as of December 31, 2014. Santarus remains obligated to make additional commercialization milestone payments to the University of Missouri of up to $83.8 million, the next of which is a one-time $7.5 million milestone payment upon initial achievement of $250.0 million in annual calendar year net product sales of Zegerid.

License Agreement and Supply Agreement with Pharming—In September 2010, Santarus entered into a license agreement and a supply agreement with Pharming, under which Santarus was granted certain non-exclusive rights to develop and manufacture, and certain exclusive rights to commercialize Ruconest in the U.S., Canada and Mexico for the treatment of HAE and other future indications. In partial consideration of the licenses granted under the license agreement, Santarus paid Pharming a $15 million upfront fee. In addition, in November 2012, Santarus paid Pharming a $10 million milestone following successful achievement of the primary endpoint of the phase 3 clinical study. Santarus paid a $5 million milestone to Pharming in July 2013 upon FDA acceptance for review of a BLA, for Ruconest. Santarus may also be required to pay Pharming additional success-based regulatory and commercial milestones totaling up to an aggregate of $25 million, including a $20 million milestone upon the earlier of first commercial sale of Ruconest in the U.S. or 90 days following receipt of both FDA approval and launch supplies from Pharming, and commercialization milestone payments of up to $45.0 million contingent upon achieving specified targets for net sales of Ruconest over the term of the agreement. On July 16, 2014, the FDA approved Ruconest for the treatment of acute angioedema attacks in adult and adolescent patients with HAE; therefore, the $20 million milestone payment was earned and paid in the fourth quarter of 2014.

License Agreement and Supply Agreement with Biogen—In September 2010, in connection with Santarus’ acquisition of Covella, Santarus acquired the exclusive worldwide rights to SAN-300, a product candidate and humanized anti-VLA-1 monoclonal antibody, or mAb, for the treatment of certain inflammatory and autoimmune diseases. Under the terms of an amended and restated license agreement entered into among Santarus, Covella and Biogen, at the time of the acquisition, Biogen has granted to Santarus an exclusive, worldwide license to patents and certain know-how and other intellectual property owned and controlled by Biogen relating to SAN-300 and the anti-VLA-1 mAb development program. The amounts of the clinical and regulatory milestone payments that Santarus will be obligated to pay to Biogen vary depending on the type of product, the number of indications, and other specifically negotiated milestones. If SAN-300 is the first to achieve all applicable milestones for three indications, Santarus will be required to pay to Biogen maximum aggregate clinical and regulatory milestone payments of $97.2 million. The maximum aggregate commercialization milestone payments to Biogen total $105.5 million for SAN-300, assuming cumulative net sales of at least $5.0 billion of such product, and total $60.25 million for products containing certain other compositions as described in the amended and restated license agreement, assuming cumulative net sales of at least $5.0 billion of such products. No milestone payments had been earned as of December 31, 2014.

License Agreement with RedHill—In February 2014, the Company entered into an agreement with RedHill, whereby it licensed the worldwide exclusive rights to RedHill’s RHB-106 encapsulated formulation for bowel preparation and rights to other purgative developments. Concurrently the Company licensed additional related intellectual property from four individuals. In connection with these agreements, the Company made upfront payments of $11.5 million and is obligated to make development milestone payments of up to $12.5 million contingent upon achieving specified regulatory approvals and commercialization milestone payments of up to $15.0 million contingent upon achieving specified targets for net sales over the term of the agreement. No milestone payments had been earned as of December 31, 2014.

License Agreement with Cipla—In October 2009, the Company entered into an exclusive royalty bearing license agreement with Cipla, whereby it licensed certain rifaximin rights from Cipla in the U.S., Canada and Mexico. In connection with this agreement, the Company made an upfront payment of $2.0 million and is obligated to make milestone payments of up to $6.0 million contingent upon achieving specified patent approvals and listings. No milestone payments had been earned as of September 30, 2014. In September 2014, the Company entered into an amendment to the exclusive license agreement with Cipla to expand the territories to include Australia, all member states of the European Union, Japan, New Zealand, South Korea, as well as Canada, Mexico and the U.S. In connection with this agreement, the Company made an upfront payment of $1.0 million. In September 2014, the Company entered into an exclusive royalty bearing license agreement with Cipla whereby it licensed rights from Cipla to certain enumerated patents and patent applications in the “Rifaximin complexes” patent family controlled by Cipla on a worldwide basis, excluding the countries of Asia (other than Japan) and Africa. In connection with this agreement, the Company made an upfront payment of $9.0 million and is obligated to make milestone payments of up to $20.0 million contingent upon achieving specified patent approvals and listings. No milestone payments had been earned as of December 31, 2014.

(13) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2014 and 2013:

	Mar 31	June 30	Sept 30	Dec 31
(in thousands, except per share amounts)	(unaudited)
2014
Net product revenue	$402,979	$375,539	$341,547	$13,477	(2)
Cost of products sold, excluding amortization of product rights and intangible assets	116,939	104,567	86,109	30,221
Net (loss) income	(34,577)	418	(93,107)	(287,645	)(3)
Net loss per share, basic(1)	(0.55)	0.01	(1.46)	(4.51)
Net loss per share, diluted(1)	(0.55)	0.01	(1.46)	(4.51)
2013
Net product revenue	$202,601	$235,441	$238,184	$237,555
Cost of products sold, excluding amortization of product rights and intangible assets	33,072	46,489	42,899	55,316
Net income	22,441	21,000	47,331	40,039
Net income per share, basic(1)	0.37	0.34	0.77	0.64
Net income per share, diluted(1)	0.35	0.32	0.71	0.58

(1)	The sum of per share earnings by quarter may not equal earnings per share for the year due to the changes in average share calculations. This is in accordance with prescribed reporting requirements.
(2)	Net product revenue in the fourth quarter of 2014 reflects the Company’s determination to substantially cease all sales efforts to wholesalers and sell only minimal amounts of its products during the fourth quarter in furtherance of the Company’s previously announced accelerated inventory reduction plan.
(3)	Net loss in the fourth quarter of 2014 reflects the non-cash charge of $160.3 million relating to the impairment of the Solesta intangible asset.

(14) LEGAL PROCEEDINGS

From time to time, the Company is involved in various litigation matters that are being defended and handled in the ordinary course of business. The assessment of whether a loss is probable or reasonably possible, and whether the loss or a range of loss is estimable, often involves a series of complex judgments about future events. Management maintains accruals for such losses that are probable of being incurred and subject to reasonable estimation. For current matters not specifically reported herein, management does not anticipate that the ultimate liabilities, if any, arising from the resolution of such current matters would have a material effect on the Company’s financial condition or results of operations. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assessment related to any of these matters.

Product Liability Claims

The Company is currently and might continue to be subject to product liability claims that arise through the testing, manufacturing, marketing and sale of its products, including claims related to OsmoPrep and Relistor. The Company is vigorously defending these claims and intends to continue to vigorously defend any future claims. The Company currently has product liability coverage for all of its products other than with regard to claims filed prior to August 31, 2010 relating to OsmoPrep and Visicol, but it is possible that this coverage, and any future coverage, will be insufficient for any liabilities that may arise in the future. The Company would have to assume defense of the lawsuits and be responsible for damages, fees, and expenses, if any, that are awarded against it or for amounts in excess of the Company’s product liability coverage.

Napo Litigation

On May 5, 2011, Napo filed a lawsuit against the Company in the Supreme Court of the State of New York, County of New York, alleging that the Company had engaged in fraudulent conduct, breached its collaboration agreement with Napo dated December 9, 2008, and breached its duty of good faith and fair dealing. Napo also sought a declaratory judgment that it had the right to terminate the collaboration agreement and sought unspecified damages in excess of $150 million. Discovery concluded in this case in 2013, and, on May 31, 2013 the Company filed a motion for partial summary judgment. On December 24, 2013, the court entered a short-form order granting our motion for partial summary judgment, narrowing the issues in the case. Napo timely appealed that decision to the

Appellate Division of the Supreme Court of the State of New York. On January 29, 2014 the Court vacated and replaced portions of the short-form order with an order continuing to grant the Company’s motion for partial summary judgment, narrowing the issues in the case. Napo appealed that decision. Trial on the claims remaining in the case commenced on February 10, 2014. On February 25, 2014 the jury rendered its verdict, concluding that Salix had complied with its contractual obligations in commercializing Fulyzaq in the United States, and thus had not breached the collaboration agreement between the parties. On May 1, 2014, Napo filed an appeal of the jury verdict. Napo’s appeal remains pending in the Appellate Division. The Company continues to advance the Company’s development and commercialization plans for crofelemer in accordance with the collaboration agreement and continues to believe that Napo’s allegations are without merit and its lawsuit baseless.

Apriso Patent Litigation

On February 18, 2014, the Company and Dr. Falk Pharma filed a patent infringement complaint against Novel in the U.S. District Court for the District of Delaware. The complaint alleges infringement of U.S. Patent Nos. 6,551,620, 8,337,886, and 8,496,965 based on Novel’s filing of an ANDA seeking approval to market and sell a generic version of Apriso before the expiration of these patents. The filing of this suit within the 45-day response period provided by the Hatch-Waxman Act imposes a 30 -month stay of approval of Novel’s ANDA unless the court finds in Novel’s favor prior to that time. The court has scheduled a pretrial evidentiary hearing, known as a Markman hearing, for May 2015 and a trial has been scheduled for November 2015. On January 8, 2015, the Company and Dr. Falk Pharma filed a second patent infringement complaint against Novel in the U.S. District Court for the District of Delaware. The second complaint alleges infringement of U.S. Patent No. 8,865,688 based on Novel’s amendment to its ANDA seeking approval to market and sell a generic version of Apriso before the expiration of this patent. It is unknown at this time if the Court will consolidate the two actions, and if so, if the aforementioned dates in the first action will be revised. The Company continues to evaluate its intellectual property protecting Apriso, in which the Company has full confidence. The Company intends to vigorously enforce its intellectual property rights. Currently, the Company cannot predict or determine the timing or outcome of this inquiry or its impact on financial condition or results of operations.

Giazo® Patent Litigation

Par Litigation

On July 17, 2014, the Company filed a patent infringement complaint against Par and certain other companies in the U.S. District Court for the District of Delaware. This is a civil action for infringement of U.S. Patent No. 6,197,341, or the ‘341 patent, and U.S. Patent No. 8,497,256, or the ‘256 patent, based on Par’s filing of an ANDA seeking approval to market and sell a generic version of Giazo® before the expiration of these patents. The filing of this suit within the 45-day response period provided by the Hatch-Waxman Act imposes a 30-month stay of approval of Par’s ANDA unless the court finds in Par’s favor prior to that time. Par answered the Company’s complaint and asserted counterclaims for declaratory judgments of noninfringement and invalidity of the ‘256 patent and the ‘341 patent, as well as counterclaims for declaratory judgments for noninfringement and invalidity of two other patents listed in the Orange Book as covering Giazo® (U.S. Patent No. 7,452,872 and U.S. Patent No. 7,625,884). The Company has filed a reply to Par’s counterclaims. A Markman hearing is scheduled in October 29, 2015, and a bench trial has been set to begin on June 20, 2016. The Company continues to evaluate its intellectual property protecting Giazo®, in which the Company has full confidence. The Company intends to vigorously enforce its intellectual property rights.

Mylan Litigation

On August 15, 2014, the Company filed a complaint against Mylan in the U.S. District Court for the District of Delaware. This is a civil action for infringement of the ‘341 patent and the ‘256 patent based on Mylan’s filing of an ANDA seeking approval to market and sell a generic version of Giazo before the expiration of these patents. The filing of this suit within the 45-day response period provided by the Hatch-Waxman Act imposes a 30-month stay of approval of Par’s ANDA unless the court finds in Mylan’s favor prior to that time. On September 5, 2014, Mylan filed a Motion to Dismiss for Lack of Jurisdiction Over the Person. On October 6, 2014, the Company filed an opposition to Mylan’s motion to dismiss, and on October 17, 2014, Mylan filed a reply in support of its motion to dismiss. Mylan’s motion to dismiss for lack of personal jurisdiction in the District of Delaware has now been fully briefed and remains pending. On December 22, 2014, the District of Delaware issued a case scheduling order and consolidated this action against Mylan with the Company’s action against Par for all purposes, including trial. A Markman hearing is scheduled for October 29, 2015, and a bench trial has been set to begin on June 20, 2016.

On September 8, 2014, the Company filed a complaint against Mylan in the Northern District of West Virginia, also within the 45-day response period provided by the Hatch-Waxman. In addition, on January 2, 2015 and before service of the complaint on Mylan in West Virginia, the Company filed a motion to stay the second-filed West Virginia action, pending resolution of Mylan’s jurisdictional challenge in the District of Delaware. On January 29, 2015, Mylan filed its opposition to the Company’s motion to stay. On February 17, 2015, the Company filed its reply in support of its motion to dismiss, and on February 18, 2015 the Company’s motion was granted.

The Company continues to evaluate its intellectual property protecting Giazo, in which the Company has full confidence. The Company intends to vigorously enforce its intellectual property rights.

Uceris® Patent Litigations

Par Litigation

On February 2, 2015, Santarus and Cosmo filed a complaint against Par in the U.S. District Court for the District of Delaware. This case is a civil action for infringement of U.S. Patent Nos. 7,410,651 (“the ‘651 patent”); U.S. Patent No. 7,431,943 (“the ‘943 patent”); U.S. Patent No. 8,293,273 (“the ‘273 patent”); U.S. Patent No. 8,784,888 (“the ‘888 patent”); U.S. Patent No. 8,895,064 (“the ‘064 patent”); and U.S. Patent No. RE 43,799 (“the ‘799 patent”) (collectively, “patents-in-suit”), which are listed in the FDA’s Orange Book as covering Uceris® (budesonide extended-release tablets).

Santarus and Cosmo filed this lawsuit based on Par’s filing of an ANDA with the FDA, which seeks approval to market and sell a generic version of Uceris® in the U.S. before the expiration of the patents-in-suit. The filing of this lawsuit against Par within 45 days of receiving Par’s “Paragraph IV” notice letter, as provided by the Hatch-Waxman Act, imposes an automatic 30 month stay on FDA approval of Par’s ANDA, unless a district court finds that the patents-in-suit are invalid and/or not infringed prior to that date. Par’s answer to this complaint is currently due on February 26, 2015, and a case schedule has not yet been set.

Actavis Litigations

On February 17, 2015, pursuant to the Hatch-Waxman Act, Santarus and Cosmo filed a complaint against Actavis Laboratories FL, Inc. (“Actavis”) in the U.S. District Court for the District of Delaware. This case is a civil action for infringement of the ‘651 patent, the ‘943 patent, the ‘273 patent, the ‘888 patent, the ‘064 patent, and the ‘799 patent (collectively, “patents in suit”), which are listed in the FDA’s Orange Book as covering Uceris® (budesonide extended-release tablets).

Santarus and Cosmo filed this lawsuit based on Actavis’s filing of an ANDA with the FDA, which seeks approval to market and sell a generic version of Uceris® in the U.S. before the expiration of the patents-in-suit. The filing of this lawsuit against Actavis within 45 days of receiving Actavis’s “Paragraph IV” notice letter, as provided by the Hatch-Waxman Act, imposes an automatic 30 month stay on FDA approval of Actavis’s ANDA, unless a district court finds that the patents-in-suit are invalid and/or not infringed prior to that date.

On February 19, 2015, Santarus and Cosmo filed a second complaint against Actavis for infringement of the same six Orange Book patents in the District of New Jersey, also within the 45 day response period provided by the Hatch Waxman Act. A case schedule has not yet been set in either of these actions against Actavis.

Alvogen Litigation

On February 27, 2015, pursuant to the Hatch-Waxman Act, Santarus and Cosmo filed a complaint against Alvogen Pine Brook, Inc. (“Alvogen”) in the U.S. District Court for the District of Delaware. This case is a civil action for infringement of the ‘651 patent, the ‘888 patent, and the ‘799 patent (collectively, “patents in suit”), which are listed in the FDA’s Orange Book as covering Uceris® (budesonide extended-release tablets).

Santarus and Cosmo filed this lawsuit based on Alvogen’s filing of an ANDA with the FDA, which seeks approval to market and sell a generic version of Uceris® in the U.S. before the expiration of the patents-in-suit. The filing of this lawsuit against Alvogen within 45 days of receiving Alvogen’s “Paragraph IV” notice letter, as provided by the Hatch-Waxman Act, imposes an automatic 30 month stay on FDA approval of Alvogen’s ANDA, unless a district court finds that the patents-in-suit are invalid and/or not infringed prior to that date. A case schedule in this action has not yet been set.

The Company remains committed to protecting its intellectual property rights, including the Company’s patent protection for Uceris®.

Zegerid Rx Patent Litigation

In April 2010, the U.S. District Court for the District of Delaware ruled that five patents covering Zegerid capsules and Zegerid powder for oral suspension (U.S. Patent Nos. 6,489,346; 6,645,988; 6,699,885; 6,780,882; and 7,399,772) were invalid due to obviousness. These patents were the subject of lawsuits Santarus filed in 2007 against Par, in response to ANDAs filed by Par with the FDA. The University of Missouri, licensor of the patents, is joined in the litigation as a co-plaintiff. In May 2010, Santarus filed an appeal of the District Court’s ruling to the U.S. Court of Appeals for the Federal Circuit. Par launched its generic version of Zegerid capsules in June 2010.

In September 2012, the U.S. Court of Appeals for the Federal Circuit reversed in part the April 2010 decision of the District Court. The Federal Circuit found that certain claims of the ‘882 patent and the ‘772 patent, which Par had been found to infringe, were not invalid due to obviousness. Following the Federal Circuit’s decision, Par announced that it had ceased distribution of its generic Zegerid capsules product in September 2012. In December 2012, the Federal Circuit remanded the case to the district court for further proceedings pertaining to damages. In February 2013, Santarus filed an amended complaint with the district court for infringement of the ‘772 and ‘882 patents and requested a jury trial with respect to the issue of damages in connection with Par’s launch of its generic version of Zegerid capsules in June 2010. On September 22, 2014, the parties entered into an agreement settling this litigation. Under the settlement agreement, Par agreed not to initiate or assist in any future challenge to the validity or enforceability of the ‘882 patent and the ‘772 patent. Additionally, Par agreed that it will not sell or otherwise commercialize generic versions of Zegerid capsules or Zegerid powder during the term of the ‘882 patent and the ‘772 patent. As part of the settlement agreement, the parties agreed, effective on the date of the filing of the Stipulation of Dismissal by Par, to release all claims asserted against one another in this litigation or arising from Par’s sales of generic versions of Zegerid capsules or Zegerid powder; however, Salix, Santarus and the University of Missouri are not precluded from asserting the validity, enforceability or infringement of the ‘882 patent or the ‘772 patent in any future litigation concerning a generic version of a product other than Par’s generic version of Zegerid capsules. Par made a one-time payment of $100 million to an escrow account approved by Santarus and the University of Missouri, and a Stipulation of Dismissal was filed by Par on September 26, 2014, and entered by the court on September 29, 2014. On January 20, 2015, Santarus and the University of Missouri entered into an agreement to release and allocate the $100 million settlement amount, with Santarus to receive $64 million and the University of Missouri to receive $36 million. Santarus and the University of Missouri also mutually released all claims against each other relating to the settlement of the litigation with Par and the division of the $100 million settlement amount. On January 28, 2015, $64 million was released from the escrow account to Santarus and $36 million was released to the University of Missouri.

Fenoglide Patent Litigation

In January 2013, Santarus filed a lawsuit in the U.S. District Court for the District of Delaware against Mylan Inc. and Mylan Pharmaceuticals Inc., collectively referred to herein as the Mylan entities, for infringement of the patents listed in the Orange Book for Fenoglide 120 mg and 40 mg (U.S. Patent Nos. 7,658,944, and 8,124,125). Veloxis Pharmaceuticals A/S, or Veloxis, is joined in the lawsuit as a co-plaintiff. The lawsuit was filed in response to an ANDA filed with the FDA by the Mylan entities regarding their intent to market a generic version of Fenoglide 120 mg and 40 mg tablets prior to the expiration of the listed patents. Santarus commenced the lawsuit within the requisite 45-day time period, resulting in an FDA stay on the approval of the Mylan entities’ proposed product for 30 months or until a decision is rendered by the District Court, which is adverse to the asserted patents, whichever may occur earlier. Absent a court decision, the 30-month stay is expected to expire in June 2015. In October 2013, Santarus amended the complaint to add an additional patent to the lawsuit (U.S. Patent No. 8,481,078). The Mylan entities have filed an answer in the case that asserts, among other things, non-infringement, invalidity, and failure to state a claim, and has also filed counterclaims. The Company is not able to predict the timing or outcome of this lawsuit.

DOJ Subpoena

On February 1, 2013, the Company received a subpoena from the U.S. Attorney’s Office for the Southern District of New York requesting documents regarding our sales and promotional practices for Xifaxan, Relistor and Apriso. The Company is continuing to respond to the subpoena and intends to cooperate fully with the subpoena and related government investigation. Currently, the Company cannot predict or determine the timing or outcome of this inquiry or its impact on financial condition or results of operations.

Securities Litigation

Beginning on November 7, 2014, three putative class action lawsuits were filed by shareholders of Salix, each of which generally alleges that Salix and certain former officers and directors violated the federal securities laws in connection with the Company’s disclosures regarding certain products, including with respect to disclosures concerning historic wholesaler inventory levels, business prospects and demand, reserves and internal controls. Two of these actions were filed in the U.S. District Court for the Southern District of New York, and are captioned: Woburn Retirement System v. Salix Pharmaceuticals, Ltd., et al., Case No: 1:14-CV-08925 (KMW), and Bruyn v. Salix Pharmaceuticals, Ltd., et al., Case No. 1:14-CV-09226 (KMW). Another action was filed in the U.S. District Court for the Eastern District of North Carolina under the caption Grignon v. Salix Pharmaceuticals, Ltd. et al., Case No. 5:14-cv-00804-D, and has subsequently been voluntarily dismissed. The two actions in New York federal court are currently subject to several pending motions for consolidation and appointment of lead plaintiff.

Santarus Shareholder Litigation

Beginning on November 12, 2013, eleven putative class action lawsuits were filed by shareholders of Santarus seeking to challenge our proposed acquisition of Santarus, which was announced on November 7, 2013. Nine of these actions were filed in the Delaware Court of Chancery, one was filed in California Superior Court (San Diego County) and one was filed in the U.S. District Court for the Southern District of California. These actions generally allege that the members of the Santarus board of directors breached their fiduciary duties to Santarus’s shareholders by failing to maximize the value of Santarus and by making inadequate or misleading disclosures regarding the proposed merger, and that Santarus, Salix and certain of our subsidiaries aided and abetted those breaches of fiduciary duty. The complaint in the action pending in California federal court also asserts causes of action on behalf of the individual plaintiff for alleged violations of certain sections of the Exchange Act. These actions generally sought, among other things, to enjoin the merger, unspecified damages and fees. On December 9, 2013, Santarus and its directors filed a motion to stay the action pending in California Superior Court.

On December 11, 2013, the Delaware Court of Chancery consolidated the nine actions pending in that court, appointed lead counsel for the plaintiffs, and designated the amended complaint filed by plaintiff Imad Ahmad Khalil on December 9, 2013 as the operative complaint in the consolidated Delaware litigation. On December 20, 2013, the parties in the Delaware litigation reached an agreement in principle, subject to full documentation, to resolve the plaintiffs’ claims in that action in exchange for certain supplemental disclosures that Santarus included in an amended Schedule 14D-9 it filed on that date. Salix completed its merger with Santarus on January 2, 2014. The parties in the Delaware litigation executed a Memorandum of Understanding reflecting the terms of their agreement in principle on January 17, 2014 and, on January 23, 2014, Santarus and its directors filed a renewed motion to stay the action pending in California Superior Court, and Santarus filed a separate motion to stay that action in favor of the Delaware litigation, which the court granted. On February 12, 2014, the parties in the action pending in California federal court filed a joint motion to stay that action pending a decision by the Delaware Court of Chancery regarding final approval of the proposed settlement of the Delaware litigation, and the California federal court granted that motion on February 13, 2014.

The parties in the Delaware litigation completed confirmatory discovery in February 2014, and executed final settlement documents on October 23, 2014, which were subject to approval by the Delaware Court of Chancery. The settlement documents in the Delaware litigation provided that, upon final approval by the Delaware

Court of Chancery, the plaintiffs’ claims in the Delaware litigation and the litigation pending in the California Superior Court and California federal court would be released. No objections to the settlement were made in the Delaware litigation, and, on January 22, 2015, the Delaware Court of Chancery held a final settlement approval hearing at which it approved the parties’ settlement and granted plaintiffs’ counsel’s unopposed request for $345,000 in attorneys’ fees. The Delaware Court of Chancery awarded $335,000 in attorneys’ fees to the plaintiffs’ counsel in the Delaware litigation and $10,000 in attorneys’ fees to plaintiffs’ counsel in the action pending in the California Superior Court.

Pursuant to the parties’ stipulation of settlement in the Delaware litigation, the plaintiff in the California Superior Court litigation filed a request for dismissal of the complaint with prejudice on February 5, 2015, which the court granted on February 18, 2015. On February 19, 2015, the parties in the California federal court litigation filed a joint request for voluntary dismissal of the complaint without prejudice, which the court granted on February 20, 2015 by an order dismissing the complaint and closing the case.

Cosmo Transaction Shareholder Litigation

On July 18, 2014, Erste-Sparinvest Kapitalanlagegesellschaft M.B.H., a purported shareholder of the Company, filed a putative class action in the Delaware Court of Chancery against the Company, its directors, Cosmo Pharmaceuticals S.p.A., or Cosmo Parent, Cosmo and Sangiovese, LLC. The Erste-Sparinvest complaint alleged that the Company’s directors had breached their fiduciary duties in connection with the proposed merger contemplated by the agreement and plan of merger and reorganization announced on July 8, 2014, among us, Cosmo Parent, Cosmo and Sangiovese, LLC. The complaint also alleges that the entity defendants aided and abetted those breaches. The complaint sought, among other relief, an order permanently enjoining the merger and damages in an unspecified amount. On August 26, 2014, Michael M. Cebrik, another purported shareholder of the Company, filed a second putative class action in the Delaware Court of Chancery seeking to enjoin the proposed merger among us, Cosmo Parent, Cosmo and Sangiovese, LLC. The Cebrik complaint named the same defendants as the Erste-Sparinvest complaint, asserted substantially similar claims and sought the same remedies. On October 1, 2014, plaintiffs’ counsel submitted a letter to the Delaware Court of Chancery requesting consolidation of the Erste-Sparinvest and Cebrik actions and appointment of co-lead counsel, and the Delaware Court of Chancery granted plaintiffs’ request later the same day.

On October 3, 2014, the Company announced that it had reached an agreement with Cosmo Parent to terminate its previously-announced merger agreement. Under the terms of the termination, the Company made a $25 million payment to Cosmo Parent. On October 16, 2014, following the termination of the merger agreement challenged in the consolidated Delaware action, the plaintiffs voluntarily dismissed their claims without prejudice. On October 22, 2014, the Delaware court approved the dismissal of plaintiffs’ claims.

Valeant Transaction Shareholder Litigation

On February 25, 2015, a putative class action was filed by Roberta Feinstein in the Delaware Court of Chancery seeking to challenge Valeant’s proposed acquisition of Salix, captioned Feinstein v. Valeant Pharmaceuticals International, Inc., et al., C.A. No. 10721 (the “Feinstein Action”). The complaint in the Feinstein Action generally alleges that the members of the Salix board of directors breached their fiduciary duties to Salix’s shareholders by allegedly entering into a proposed merger with Valeant, which was announced on February 22, 2015, pursuant to which Valeant will acquire all outstanding shares of Salix in an all cash tender offer for $158 per share. The plaintiff in the Feinstein Action alleges that the members of the Salix board of directors agreed to the proposed merger with Valeant at an unfair price as a result of an unreasonable process. As of February 26, 2015, the Company has not been served with process in this matter.

(15) CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR GUARANTORS

On January 2, 2014, Salix Pharmaceuticals, Inc., Oceana and Santarus, collectively referred to as the Guarantors, guaranteed the 2021 Notes, the Senior Term B Loan Facility and the Revolving Credit Facility. Salix Pharmaceuticals, Inc. and Oceana were wholly owned, either directly or indirectly, by the Company as of December 31, 2013 and Santarus became an indirect wholly owned subsidiary when it was acquired by the Company on January 2, 2014. The guarantees are full and unconditional and joint and several. As of both December 31, 2013 and

January 2, 2014, the Company had no independent assets or operations and its subsidiaries other than the Guarantors were minor, as such term is defined in Rule 3-10(h)(6) of Regulation S-X. As a result, the Company is not required to present condensed consolidating financial information for the Guarantors pursuant to Rule 3-10(f) of Regulation S-X. In accordance with the requirements of Rule 3-10(g) of Regulation S-X, the Company filed the audited financial statements of Santarus for its year ended December 31, 2013 on May 30, 2014.

(16) SUBSEQUENT EVENTS

On February 22, 2015 the Company announced that it had entered into a definitive agreement with Valeant Pharmaceuticals International, Inc., under which Valeant will acquire all of the outstanding common stock of the Company. The acquisition is structured as an all-cash tender offer at a price of $158.00 per share followed by a merger in which each remaining untendered share of Salix common stock would be converted into the right to receive the same $158.00 cash per share consideration as in the tender offer. The transaction, which is expected to close in the second quarter of 2015, is subject to customary closing conditions and regulatory approval.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Allowance for Rebates, and Chargebacks

		Additions			Deductions
Year ended December 31,	Beginning Balance	Acquisitions	Provision Related to Current Period Sales	Provision Related to Period Prior Sales	Rebates, Chargebacks and Discounts or Credits	Ending Balance
(in thousands)
2014	$184,584	$15,876	$298,807	$8,599	$291,357	$216,509
2013	$103,819	$—	$249,885	$5,252	$174,372	$184,584
2012	$69,167	$—	$155,219	$5,104	$125,671	$103,819

Allowance for Returns

		Additions			Deductions
Year ended December 31,	Beginning Balance	Acquisitions	Provision Related to Current Period Sales	Provision Related to Prior Period Sales	Returns or Credits Related to Prior Period Sales	Ending Balance
(in thousands)
2014	$68,245	$26,600	$29,124	$972	$72,075	$52,866
2013	$36,372	$—	$34,513	$15,630	$18,270	$68,245
2012	$28,712	$—	$22,192	$296	$14,828	$36,372

Allowance for Uncollectible Accounts

		Additions	Deductions
Year ended December 31,	Beginning Balance	Charged to Costs and Expenses	Accounts Written Off During Period	Ending Balance
(in thousands)
2014	$1,812	$—	$211	$1,601
2013	$1,495	$317	$—	$1,812
2012	$831	$664	$—	$1,495

Valuation Allowance on Deferred Tax Assets

		Additions	Additions	Deductions
Year ended December 31,	Beginning Balance	Acquisitions	Provisions for Valuation Allowance	Release of Valuation Allowance / Other	Ending Balance
(in thousands)
2014	$6,005	$3,041	$1,856	$(2,607)	$8,295
2013	$6,913	$—	$293	$1,201	$6,005
2012	$7,711	$—	$1,694	$2,492	$6,913